  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY  12, 1994
                                                      REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         TENNESSEE                        6712               62-0859007
(State or other jurisdiction of     (Primary Standard      (I.R.S. Employer
incorporation or organization)          Industrial         Identification No.)
                                 Classification Code Number)


                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:


MARION S. BOYD, ESQ.                 CHARLES W. BONE, ESQ.            STEVEN  J. EISEN, ESQ.
  McDonnell Boyd                     Wyatt, Tarrant & Combs        Baker, Worthington, Crossley,
 The Crescent Center               1500 Nashville City Center            Stansberry & Woolf
6075 Poplar Avenue, Suite 623         Nashville, Tennessee 37219      1700 Nashville City Center
  Memphis, Tennessee  38119                                            Post Office Box 2866
                                                                    Nashville, Tennessee  37219


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

<CAPTIOM>

                                  CALCULATION OF REGISTRATION FEE

                                                  PROPOSED            PROPOSED
TITLE OF EACH                                     MAXIMUM             MAXIMUM
  CLASS OF                                         OFFERING          AGGREGATE
SECURITIES TO BE                  AMOUNT TO BE      PRICE            OFFERING          AMOUNT OF
 REGISTERED                        REGISTERED     PER UNIT(1)         PRICE(2)        REGISTRATION FEE
- -----------------                  ----------     -----------         --------        ----------------

Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock         1,050,000        $22.00          $23,100,000       $7,965.60


(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS




ITEMS IN PART I OF FORM S-4 OR LOCATION                     PROSPECTUS CAPTION
- ---------------------------------------                     ------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page.  Cross  Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY and THE MERGER and THE EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.       INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN REGULATORY CONSIDERATIONS,
                                                            DESCRIPTION OF UPC COMMON AND PREFERRED STOCK and
                                                            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *




ITEMS IN PART I OF FORM S-4 OR LOCATION                     PROSPECTUS CAPTION
- ---------------------------------------                     ------------------

13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, FIRST NATIONAL BANCORP OF
                                                            SHELBYVILLE, INC., MANAGEMENT'S DISCUSSION AND ANALYSIS
                                                            CONDITION AND RESULTS OF OPERATIONS and FIRST FINANCIAL
                                                            STATEMENTS (APPENDIX A)
D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE
                                                            SPECIAL MEETING, THE MERGER and  EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

*        Omitted because the answer is negative or the item is inapplicable.



                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160


                                                                January 19, 1994

TO THE SHAREHOLDERS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

         You are cordially invited to attend a Special Meeting of Shareholders of First National Bancorp of Shelbyville, Inc. ("FNB") to be held at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160, at 10:00 a.m. CST, on Friday, February 18, 1994.

         At the Special Meeting, you will have the opportunity to consider and vote on a proposal to approve an Agreement and Plan of Reorganization dated as of September 21, 1993 (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A, pursuant to which FNB Acquisition Company, Inc., a newly-organized, wholly-owned subsidiary of Union Planters Corporation would be merged with and into FNB which would survive the Merger. The Boards of Directors of FNB and Union Planters Corporation have approved the Reorganization Agreement and the Plan of Merger and the merger contemplated thereby.

         In the merger, shareholders of FNB will receive shares of common stock, $5.00 par value per share (the "UPC Common Stock"), of Union Planters Corporation for each share of FNB's common stock, $10.00 par value per share. The number of shares received will depend upon the market price of the UPC Common Stock and determined in accordance with the conversion formula described in Section 3.1(e) of the Reorganization Agreement. At the time the Reorganization Agreement was negotiated, the value of the UPC Common Stock to be received by the shareholders of FNB was approximately $205.63 per share of FNB common stock (subject to adjustment as set forth in the Reorganization Agreement) based on an exchange ratio of seven (7) shares of UPC Common Stock for each share of FNB common stock and a current market price per share of $29.375 for the UPC Common Stock. The enclosed Notice of Special Meeting of Shareholders and the Prospectus and Proxy Statement explain the merger and Reorganization Agreement and the Plan of Merger and provide specific information relative to the Special Meeting. Please read these materials carefully and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of FNB's shareholders is required to consummate the merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

         The Board of Directors of FNB has considered a number of proposals to sell FNB and has determined that the proposal outlined in the Reorganization Agreement is the best plan for the continuation of First National Bank of Shelbyville as a locally managed bank, while at the same time maximizing the financial interests of the shareholders of FNB. Accordingly the Board of Directors of FNB recommends that you vote FOR the proposal being considered.

                 Sincerely,


                 FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


                 [SIG]

                 D. B. Nelson, Jr.
                 Chairman of the Board

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 18, 1994


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First National Bancorp of Shelbyville, Inc. ("FNB") has been called by the Board of Directors of FNB and will be held at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160, on Friday, February 18, 1994, at 10:00 a.m. CST for the following purposes:

                 1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of September 21, 1993 (the "Reorganization Agreement"), by and between Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company; FNB Acquisition Company, Inc. ("Interim"), a newly-organized, wholly-owned subsidiary of UPC; First National Bancorp of Shelbyville, Inc. ("FNB"), a Tennessee-chartered bank holding company; and First National Bank of Shelbyville ("FIRST NATIONAL"), a national banking association and a wholly-owned subsidiary of FNB, along with the Plan of Merger annexed thereto as Exhibit A. The Reorganization Agreement and the Plan of Merger provide for the merger (the "Merger") of Interim with and into FNB, whereupon the holders of FNB's common stock, $10.00 par value per share, of record immediately prior to the effective time of the Merger would receive shares of the common stock, $5.00 par value per share, of UPC, for each share of FNB common stock owned, pursuant to a conversion formula described in Section 3.1(e) of the Reorganization Agreement. The Reorganization Agreement, the Plan of Merger and the Merger are more fully described in the accompanying Prospectus and Proxy Statement; and

                 2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

         Shareholders of FNB have the right to dissent from the Merger pursuant to, and in accordance with, Section 48-23-101 et seq of the Tennessee Code Annotated. Copies of said section of the Tennessee Code Annotated accompany this notice as Appendix C to the Prospectus and Proxy Statement.

         Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the Special Meeting. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If you attend in person, the proxy appointment can be disregarded, if you wish, and you may vote your own shares.

         Only holders of FNB common stock of record at the close of business on January 19, 1994 will be entitled to receive notice of, and to vote at the Special Meeting and any adjournments or postponements thereof.


                                        By Order of the Board of Directors


                                        [SIG]


                                        D. B. Nelson, Jr.
                                        Chairman of the Board



Shelbyville, Tennessee
Dated: January 19, 1994

THE BOARD OF DIRECTORS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. BY MAJORITY VOTE RECOMMENDS THAT THE HOLDERS OF FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. COMMON STOCK VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

                                   PROSPECTUS
                           UNION PLANTERS CORPORATION
                                  COMMON STOCK

                                PROXY STATEMENT
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                  SPECIAL MEETING TO BE HELD FEBRUARY 18, 1994

         This Prospectus and Proxy Statement (the "Prospectus") relates to up to 1,050,000 shares of Common Stock (par value $5.00 per share) (the "UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company and savings and loan holding company, to be issued to shareholders of First National Bancorp of Shelbyville, Inc. ("FNB"), a Tennessee-chartered bank holding company, in a merger (the "Merger") of FNB Acquisition Company, Inc., a newly-organized, wholly-owned subsidiary of UPC ("Interim"), with and into FNB, pursuant to an Agreement and Plan of Reorganization dated as of September 21, 1993, by and between UPC, Interim, FNB, and First National Bank of Shelbyville ("FIRST NATIONAL"), a wholly-owned national banking association subsidiary of FNB (the "Reorganization Agreement"), and in accordance with the Plan of Merger annexed thereto as Exhibit A (the "Plan of Merger"). The number of shares of UPC Common Stock to be issued by UPC in connection with the Merger in respect to each outstanding share of FNB common stock, $10.00 par value per share (the "FNB Common Stock"), is based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, a copy of which is attached as Appendix B to this Prospectus.

         Shares of the outstanding UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on January 6, 1994, was $24.875 per share.

         This Prospectus also constitutes a proxy statement and is furnished to holders of record of FNB Common Stock in connection with the solicitation of proxies by the FNB Board of Directors (the "FNB Board") for use at a Special Meeting of FNB shareholders to be held at 10:00 a.m. CST, on Friday, February 18, 1994, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street (P.O. Box 500), Shelbyville, Bedford County, Tennessee, 37160 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of FNB Common Stock of record as of January 19, 1994, will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, upon consummation of which (i) all shares of FNB Common Stock (except for those shares held by any FNB shareholders with respect to which dissenters' rights shall have been perfected in accordance with Tennessee law) would be converted exclusively into the right to receive shares of UPC Common Stock (and cash in lieu of any remaining fractional share) based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, and
(ii) Interim would be merged with and into FNB, with FNB surviving the Merger and continuing to operate under the name of First National Bancorp of Shelbyville, Inc., whereupon FNB would become a wholly-owned subsidiary of UPC.

         All information contained in this Prospectus and Proxy Statement pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to FNB or FIRST NATIONAL has been supplied by FNB. This
Prospectus and Proxy Statement and the accompanying proxy appointment cards are first being mailed to shareholders of FNB on or about January 19, 1994.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROSPECTUS--PROXY STATEMENT IS JANUARY 19, 1994

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding UPC and the UPC Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (Commission File Number 0-6919) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

                 1. UPC's Annual Report on Form 10-K for the year ended December 31, 1992;

                 2. UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993;

                 3. UPC's Current Reports on Form 8-K dated January 19, 1989 and January 4, January 14, February 17, February 18, April 20, June 17, July 20, September 27, September 30, October 14 and October 21, 1993, and January 10, and 11, 1994; and

                 4. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1992 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year ("Annual Report to Shareholders"), but does not incorporate other portions of the Annual Report to Shareholders. The portion of the Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the Annual Report to Shareholders not specifically incorporated into the Annual Report on Form 10-K are NOT incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR FNB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                         TABLE OF CONTENTS
                                                                                                           PAGE
                                                                                                           ----

Available Information                                                                                      (ii)
Incorporation of Certain Documents by Reference                                                            (ii)
Summary                                                                                                      1
  Parties to the Merger                                                                                      1
  Special Meeting of FNB Shareholders                                                                        3
  Votes Required; Record Date                                                                                3
  Terms of the Merger                                                                                        3
  Effective Date                                                                                             3
  Reasons for the Merger; Recommendations of Boards of Directors                                             4
  Conditions; Regulatory Approvals                                                                           4
  Management After the Merger                                                                                4
  Shareholders' Dissenter's Rights                                                                           5
  Certain Federal Income Tax Consequences                                                                    5
  Accounting Treatment                                                                                       5
  Market Prices of Common Stock                                                                              6
  Selected Consolidated Financial Data                                                                       6
  Recent Developments Affecting UPC                                                                          10
  Equivalent and Pro Forma Per Share Data                                                                    11
  Pro Forma Condensed Financial Information                                                                  13
The Special Meeting                                                                                          17
  Time and Place of Special Meeting; Solicitation of Proxies                                                 17
  Votes Required                                                                                             18
  Shareholders' Dissenter's Rights                                                                           18
  Recommendation                                                                                             21
The Merger                                                                                                   21
  Background of and Reasons for the Merger                                                                   21
  Terms of the Merger                                                                                        22
  Effective Date and Effective Time of the Merger                                                            23
  Surrender of Certificates                                                                                  23
  Conditions to Consummation of the Merger                                                                   24
  Regulatory Approvals                                                                                       25
  Conduct of Business Pending the Merger                                                                     26
  Payment of Dividends                                                                                       27
  Waiver and Amendment; Termination                                                                          27
  Management after the Merger                                                                                28

                                                                                                            PAGE
  FNB Executive Compensation                                                                                 31
  Interests of Certain Persons in the Merger                                                                 32
  Certain Federal Income Tax Consequences                                                                    32
  Accounting Treatment                                                                                       33
  Expenses                                                                                                   33
  Resales of UPC Common Stock                                                                                33
Certain Regulatory Considerations                                                                            34
  General                                                                                                    34
  Capital Adequacy                                                                                           36
  Dividend Restrictions                                                                                      37
  Prompt Corrective Action                                                                                   41
  Recent Banking Legislation                                                                                 37
  Support of Subsidiary Banks                                                                                44
  Transactions with Affiliates                                                                               44
  FDIC Insurance Assessment                                                                                  45
Description of UPC Common and Preferred Stock                                                                40
  Depositor Preference                                                                                       46
  UPC Common Stock                                                                                           40
  Preferred Stock of UPC                                                                                     41
  Certain Provisions That May Have an Anti-Takeover Effect                                                   43
Effect of Merger on Rights of Shareholders                                                                   45
  Removal of Directors                                                                                       45
  Required Shareholder Votes                                                                                 45
  Election of Directors                                                                                      45
  Method of Casting Votes                                                                                    45
First National Bancorp of Shelbyville, Inc.                                                                  46
  Property                                                                                                   46
  Competition                                                                                                46
  Deposits                                                                                                   47
  Legal Proceedings                                                                                          47
  Market Price of FNB Common Stock                                                                           47
  Regulatory Agreements                                                                                      54
  Certain Beneficial Holders of FNB Common Stock                                                             47
  Holdings of FNB Common Stock by FNB Management                                                             48
FNB Management's Discussion and Analysis of Financial Condition
  and Results of Operation                                                                                   49
Validity of UPC Common Stock                                                                                 65
Experts                                                                                                      65
Index to Appendices
  Appendix A--First National Bancorp of Shelbyville, Inc. Financial Statements
  Appendix B--Agreement and Plan of Reorganization, along with the
              Plan of Merger annexed thereto as Exhibit A
  Appendix C--Tennessee Business Corporation Act--Dissenters' Rights


                                    SUMMARY


         The following summary is not intended to be a complete description of all material facts regarding UPC, FNB and the matters to be considered at the Special Meeting, and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         UPC. Union Planters Corporation ("UPC") is a multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee. At September 30, 1993, UPC had total consolidated assets of approximately $6.1 billion, deposits of approximately $5.2 billion and shareholders' equity of approximately $459 million. As of that date, UPC was the third largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At September 30, 1993, UPC's ratio of nonperforming to total loans was .84% and nonperforming assets to loans and foreclosed property was 1.03%. Its allowance for losses on loans to total loans at such date was 2.94% and its allowance for losses on loans to nonperforming loans was 352%. Also at such date, UPC's Tier 1 risk-based capital, Total risk-based capital and Leverage ratios were 14.51%, 16.86% and 6.91%, respectively.

         UPC conducts its business activities through its leading bank subsidiary, Union Planters National Bank ("UPNB"), and through 32 community banks and three savings and loan subsidiaries (collectively the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky (the "Community Bank Group"). UPNB was founded in 1869 and operates 91 branches throughout Tennessee with a presence in each of Memphis, Nashville, Knoxville and Chattanooga, the major metropolitan markets in Tennessee. At September 30, 1993, UPNB had total consolidated assets of approximately $3.4 billion. UPNB provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         The Community Bank Group operates 145 branches and had at September 30, 1993, total combined assets of approximately $2.9 billion ($1.9 billion in Tennessee, $473 million in Mississippi, $467 million in Arkansas, and $23 million in Alabama. All of the Community Banks have been acquired by UPC since 1986 and are generally located in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four family residential mortgages and consumer and small commercial lending. Of the 35 Community Banks, 22 have the largest deposit share and six have the second largest deposit share in their respective markets providing UPC with a strong competitive position in those markets.

         UPC believes that the Community Banks provide additional diversification of the funding and revenue sources for UPC and intends to continue expansion of the Community Bank Group. UPC believes that its strategy of permitting the Community Banks to retain their names and boards of directors as well as substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also establishes its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks. UPC seeks economies in the Community Bank Group through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks to a common data processing system. This system conversion should be completed by year-end 1994 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions by UPNB in the major markets of Tennessee and through the acquisition of Community Banks that have significant local market share in communities primarily located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, and may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of UPC common stock. For information with respect to acquisitions that have been consummated during 1993 or that are currently pending, see "Recent Developments."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         Additional information about UPC is included in documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

         FNB. First National Bancorp of Shelbyville, Inc. ("FNB") is a bank holding company chartered under the laws of the State of Tennessee whose main office is located at 111 West Side Square (P.O. Box 500), Shelbyville, Tennessee 37160 (telephone (615) 684-7511). FNB's principal subsidiary is First National Bank of Shelbyville ("FIRST NATIONAL"), a national banking association chartered under the laws of the United States of America. At September 30, 1993, FIRST NATIONAL was rendering banking services, consisting primarily of traditional deposit and lending services, from six banking offices located in Bedford and Grundy Counties, Tennessee. As of September 30, 1993, FNB's total assets were approximately $169.2 million and its deposits were approximately $153.9 million.

         Interim. FNB Acquisition Company, Inc. ("Interim") was organized by UPC solely to effectuate the Merger. At the Effective Time of the Merger (as defined below), Interim will, pursuant to the terms of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, merge with and into FNB, with FNB surviving the Merger as a wholly-owned subsidiary of UPC and continuing to operate under the name First National Bancorp of Shelbyville, Inc.

SPECIAL MEETING OF FNB SHAREHOLDERS

         A Special Meeting (the "Special Meeting") of the FNB shareholders will be held on Friday, February 18, 1994, at 10:00 a.m. CST, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street (P.O. Box 500), Shelbyville, Tennessee 37160, to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Special Meeting."

VOTES REQUIRED; RECORD DATE

         Only holders of FNB Common Stock of record at the close of business on January 19, 1994 (the "Record Date") will be entitled to receive notice of and vote at the Special Meeting. The affirmative votes of the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. As of January 19, 1994, there were 130,000 shares of FNB Common Stock entitled to vote.

         The directors and executive officers of FNB (the "Management Group") held, as of the Record Date, 27,403 shares, or 21.08% of the outstanding shares of FNB Common Stock. FNB has been advised by all of the members of the Management Group that these individuals intend to vote their shares in favor of approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibits A. See "The Special Meeting."

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of FNB Common Stock which is outstanding immediately prior to the Effective Time of the Merger (except for shares with respect to which dissenters' rights shall have been perfected in accordance with Tennessee law) will be converted exclusively into the right to receive the number of shares of UPC Common Stock determined pursuant to a conversion formula set forth in Section 3.1(e) of the Reorganization Agreement.

         The number of shares of UPC Common Stock to be delivered in the Merger will be determined based on the Current Market Price Per Share of the UPC Common Stock immediately prior to the Closing Date, which Current Market Price Per Share may move up or down between the date of this Prospectus, the Closing Date and the Effective Time of the Merger. The "Current Market Price Per Share" is defined in the Reorganization Agreement as the average price per share of the "last" trades of the UPC Common Stock as reported in The Wall Street Journal for each of the ten (10) trading days next preceding the Closing Date.

EFFECTIVE DATE

         The Merger will become effective at the time the Articles of Merger along with the executed Plan of Merger are filed with the Tennessee Secretary of State in accordance with the Tennessee Business Corporation Act, as amended (the "Act"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Reorganization Agreement, it is intended by the parties to the Reorganization Agreement that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about March 1, 1994. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). The parties to the Reorganization Agreement intend to close the transactions contemplated therein approximately one day prior to the effectiveness of the Merger (the "Closing Date"). Holders of record of FNB Common Stock immediately prior to the Effective Time of the Merger will be entitled to receive the consideration for the Merger pursuant to the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The Board of Directors of FNB (the "FNB Board") believes the Merger is fair to, and in the best interests of, FNB and its shareholders and recommends that FNB's shareholders vote FOR approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. The FNB Board believes that the Merger will provide significant value to all FNB shareholders and also enable them to participate in opportunities for investment growth that the FNB Board believes the Merger makes possible. The Merger will give FNB access to a substantially greater base of capital, affording FNB an opportunity to expand services beyond those presently provided. Moreover, affiliation with UPC will allow FNB to compete more strongly in the Middle Tennessee marketplace and will provide FNB with certain economies of scale in its banking operations. See "The Merger--Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the FNB shareholders, receipt of the necessary regulatory approvals and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Tennessee Department of Financial Institutions (the "Tennessee Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies and approval has been received from both the Tennessee Department and the Federal Reserve for the parties to consummate the Merger. See "The Merger--Conditions to Consummation of the Merger," "--Regulatory Approvals" and "-- Conduct of Business Pending the Merger" and "Certain Regulatory Considerations."

MANAGEMENT AFTER THE MERGER

         At the Effective Time of the Merger, the persons who are serving as directors and officers of FNB immediately prior thereto shall continue to be the directors and officers of FNB as the surviving corporation and will hold office as provided in the charter and bylaws of FNB unless and until their successors have been duly elected or appointed and qualified. See "The Merger--Management After the Merger."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under the Act, holders of FNB Common Stock outstanding and entitled to vote at the Special Meeting who do not vote for approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and who comply with certain notice and other requirements set forth in Sections 48-23-201 through 209 of the Act will have the right to dissent from the Merger and to be paid cash for the value of their shares. (A vote in favor of the Merger will disqualify an FNB shareholder from exercising dissenters' rights). Tennessee law defines "fair value" to mean the value, determined by appraisal pursuant to the Act, of the shares immediately prior to the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. In order for a holder of FNB Common Stock to perfect dissenters' rights, such holder must not vote his or her shares of FNB Common Stock FOR approval of the Reorganization Agreement and the Plan of Merger and must deliver to FNB, before the vote on the Merger is taken a written notice of the dissenters' intent to demand payment for his shares. Neither a delivery of a proxy appointment directing a vote against the Reorganization Agreement and the Plan of Merger nor a failure to vote for the Reorganization Agreement and the Plan of Merger will constitute such written notice. Certain additional procedures must be followed in order for an FNB shareholder to exercise dissenters' rights. Shareholders wishing to dissent from the Reorganization Agreement and the Plan of Merger are urged to read carefully "The Special Meeting--Shareholders' Dissenters' Rights" and Appendix C (containing a copy of the Chapter of the Act pertaining to Dissenters' Rights) attached to this Prospectus and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended for federal income tax purposes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and accordingly, for federal income tax purposes, FNB shareholders will realize and recognize gain or loss (if any) only to the extent of any cash received as consideration for their FNB Common Stock. FNB shareholders may also recognize gain or loss by reason of receiving cash in lieu of a fractional share or by the exercise of Dissenters' Rights. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16.

MARKET PRICES OF COMMON STOCK

         UPC Common Stock. The UPC Common Stock is listed and traded on the NYSE (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the NYSE and the cash dividends declared per share for the periods indicated:

                                                                   CASH
                                                                 DIVIDENDS
                                    PRICE RANGE                   DECLARED
                              ------------------------
                               HIGH              LOW              PER SHARE
                              ------            ------           ----------

1994
  First Quarter,
    through January 6, 1994   $25.50             $24.88             .00
                                                                   ----
         Total                                                      .00
                                                                   ====

1993
  First Quarter               $29.13             $22.50            $.18
  Second Quarter               29.25              22.63             .18
  Third Quarter                30.00              25.00             .18
  Fourth Quarter               28.75              23.63             .18
                                                                   ----
         Total                                                      .72
                                                                   ====

1992
  First Quarter               $15.50             $13.75            $.15
  Second Quarter               20.13              14.63             .15
  Third Quarter                20.75              17.50             .15
  Fourth Quarter               24.75              17.75             .15
                                                                   ----
         Total                                                     $.60
                                                                   ====

         The last reported sale price of UPC Common Stock on the NYSE as of January 6, 1994, which was the last practicable date prior to the mailing of this Prospectus, was $24.875 per share.

         FNB Common Stock. The FNB Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market.

SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present for UPC and FNB, on an historical basis, selected unaudited consolidated financial data. The information for FNB has been derived from financial statements, including the financial statements of FNB appearing in Appendix A to this Prospectus. The information for UPC has been derived from the financial statements of UPC, including the financial statements of UPC incorporated by reference in this Prospectus, and should be read in conjunction therewith and with the notes thereto. See "Incorporation of Certain Documents by Reference." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and FNB, have been included.

                    UPC SELECTED CONSOLIDATED FINANCIAL DATA


                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30, (1)                        FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                               1993        1992          1992         1991         1990         1989        1988
                                           ----------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)

Income Statement Data
  Net interest income                     $  174,002   $  139,093     $ 191,137   $  153,555   $  134,324   $  123,155   $  117,017
  Provision for losses on loans                8,944       11,744        18,557       24,835       19,166       49,229       15,486
  Profits and commissions from
    trading activities                         6,728        8,424        10,168       14,707       24,268       36,700       41,250
  Investment securities gains (losses)         3,874       12,065        13,246        3,344         (341)      (1,294)      (3,586)
  Other noninterest income                    53,141       41,768        59,859       51,559       46,069       42,121       41,456
  Noninterest expense                        167,437      149,400       199,218      164,771      160,805      177,833      148,850
  Earnings (loss) before income taxes and
    accounting changes                        61,364       40,206        56,635       33,559       24,349      (26,380)      31,801
  Applicable income taxes (benefit)           17,009       10,278        15,196        6,051        1,639       (4,111)       9,139
  Earnings (loss) before accounting changes   44,355       29,928        41,439       27,508       22,710      (22,269)      22,662
  Accounting changes, net                      4,661          -             -            -            -            -            -
  Net earnings (loss)                         49,016       29,298        41,439       27,508       22,710      (22,269)      22,662

Per Common Share Data
  Earnings (loss) before accounting changes
    Primary                               $     1.99   $     1.53   $      2.10   $     1.59   $     1.20   $    (1.19)  $     1.20
    Fully diluted                               1.85         1.47          2.02         1.58         1.20        (1.19)        1.20
  Net earnings (loss)
    Primary                                     2.24         1.53          2.10         1.59         1.20        (1.19)        1.20
    Fully diluted                               2.05         1.47          2.02         1.58         1.20        (1.19)        1.20
  Cash dividends                                 .54          .45           .60          .48          .48          .48          .35
  Book value                                   18.53        15.94         16.34        14.99        13.61        12.46        14.14

Balance Sheet Data (at period end)
  Total assets                            $6,139,577   $4,964,477   $ 5,262,184   $3,786,839   $4,004,710   $4,002,614   $3,743,855
  Loans, net of unearned income            2,762,660    2,255,954     2,231,839    1,912,914    2,129,083    1,995,383    1,994,637
  Allowance for losses on loans               81,298       63,350        64,290       47,934       50,921       46,871       41,063
  Investment securities                    2,530,365    2,015,225     2,198,103    1,147,803    1,155,266    1,019,759      947,523
  Deposits                                 5,181,421    4,272,343     4,450,176    3,211,261    3,341,840    3,129,567    2,871,888
  Long-term debt                              77,567       39,042        77,156       42,085       48,765       73,521       39,834
  Total shareholders' equity                 459,424      347,522       356,211      269,446      237,035      240,591      264,971
  Average shares outstanding (in thousands)
      Primary                                 19,118       16,723        16,765       16,632       18,641       18,894       18,882
      Fully diluted                           23,264       19,382        19,609       16,986       18,981       18,928       18,894

Profitability Ratios
  Return on average assets
    Earnings before accounting changes           .97%         .87%          .87%         .72%         .56%          NM%         .63%
    Net earnings                                1.07          .87           .87          .72          .56           NM          .63
  Return on average common equity
    Earnings before accounting changes         15.35        13.38         13.65        11.18         9.34           NM         8.59
    Net earnings                               17.23        13.38         13.65        11.18         9.34           NM         8.59
  Net interest income (tax-equivalent) to
    average earning assets                      4.37         4.61          4.61         4.63         4.00         3.81         4.11

Asset Quality Data
  Allowance/period end loans                    2.94%        2.81%         2.88%        2.51%        2.39%        2.35%        2.06%
  Nonperforming loans(2)                  $   23,094   $   35,632   $    38,049   $   26,197   $   20,804   $   17,512   $   21,296
  Nonperforming assets(3)                     28,423       47,278        44,546       36,507       34,655       25,275       29,038
  Nonperforming loans/total loans                .84%        1.58%         1.71%        1.37%         .98%         .88%        1.07%
  Allowance/nonperforming loans               352.03       177.79        168.97       182.98       244.77       267.65       192.82
  Nonperforming assets/loans and
    foreclosed property                         1.03         2.08          2.00         1.90         1.62         1.26         1.45
  Loans 90 days or more past due/loans           .18          .13           .15          .21          .44          .27          .47
  Provision/average loans                        .44          .73           .86         1.23          .93         2.50          .83
  Net charge-offs/average loans                  .32          .70           .83         1.38         1.10         2.25          .73
  Net charge-offs                         $    6,479   $   11,130   $    17,879   $   27,822   $   22,704   $   44,274   $   13,494




                                               NINE MONTHS ENDED
                                                  MARCH 31,(1)                        FOR THE YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                               1993        1992          1992         1991         1990         1989        1988
                                           ----------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)

Liquidity and Capital Ratios (at period end)
  Loans/deposits                               53.32%       52.80%        50.15%        59.57%       63.71%      63.76%       69.45%
  Equity/assets                                 7.48         7.00          6.77          7.12         6.01        5.92         7.08
  Tier 1 capital to risk-weighted assets(4)    14.51        13.88         13.81         12.19         9.57          NA           NA
  Total capital to risk-weighted assets(4      16.86        16.44         16.33         14.93        12.17          NA           NA
  Leverage ratio (4)                            6.91         6.87          6.85          6.94         5.71        5.76         6.66



(1) Interim period ratios are presented on an annualized basis where appropriate.
(2) Nonperforming loans include loans on nonaccrual status and restructured loans.
(3) Nonperforming assets include nonperforming loans and foreclosed properties.
(4) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.

NA - Not available         NM - Not meaningful

                    FNB SELECTED CONSOLIDATED FINANCIAL DATA

                                 NINE MONTHS ENDED
                                  SEPTEMBER 30,(1)           FOR THE YEARS ENDED DECEMBER 31,
                               --------------------------------------------------------------------
                                  1993      1992       1992      1991      1990      1989      1988
                               --------------------------------------------------------------------
                                             (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income         $  4,923 $   4,755   $  6,441  $  6,203   $ 6,083   $ 6,723   $ 6,053
   Provision for loan losses          0       382        382     4,952     3,224       960     1,324
   Noninterest income               877     1,126      1,370       881     1,241       929     1,050
   Noninterest expense            3,891     3,616      5,136     5,997     5,430     4,998     4,521
   Income (loss) before taxes
     and accounting change        1,909     1,883      2,293    (3,865)   (1,330)    1,694     1,258
   Income tax expense (benefit)     728         1        745       (48)     (125)      100       200
   Accounting change              1,282         -          -         -         -         -         -
   Extraordinary item-tax
     loss carryforward                             -            -
   Net income (loss)              2,463     1,882      2,247    (3,817)   (1,205)    1,594     1,058

PER COMMON SHARE DATA
   Net income                  $  18.95  $  17.37   $  19.45  $ (38.17)  $(12.05)  $ 15.94   $ 10.58
   Cash dividends                   .75         -          -         -      4.00      4.00      4.00
   Book value                    105.03    100.83      86.83     70.01    106.58    122.63    110.69
   Average shares               130,000   108,333    113,750   100,000   100,000   100,000    100,000

BALANCE SHEET DATA (at period end)
   Investment securities       $ 89,467  $ 70,609   $ 78,206  $ 62,255   $53,417   $48,765   $ 41,472
   Loans, net of unearned
    income                       67,166    73,314     71,018    80,016    96,881    96,471    89,830
   Total assets                 169,196   159,204    162,664   157,948   167,430   166,265   147,985
   Deposits                     153,921   147,190    150,206   149,525   153,294   149,978   133,901
   Shareholders' equity          13,653    10,924     11,288     7,001    10,658    12,263    11,069

PROFITABILITY RATIOS
   Return on average assets        1.99%     1.58%      1.41%    ( NM )    ( NM )    1.03%      .75%
   Return on average equity       25.87     29.85      24.82     ( NM )    ( NM )    13.69      9.69

ASSET QUALITY DATA
   Allowance for loan losses   $  2,889  $  4,045   $  3,970  $  4,415   $ 2,804   $ 1,280   $ 1,348
   Net charge-offs                1,081       297        828     3,341     1,701     1,027     1,163
   Nonperforming loans (2)        1,668     1,962      2,719     3,546     4,705     4,236     1,869
   Allowance for loan losses to
    loans, net of unearned
    income                         4.30%     5.52%      5.59%     5.52%     2.89%     1.33%     1.50%
   Foreclosed assets (3)      $      67 $     320   $    151  $  1,330   $   942   $   466   $   357
   Nonperforming assets to loans,
    net of unearned income, and
    foreclosed assets (4)          2.58%     3.11%      4.04%     6.09%     5.83%     4.87%     2.48%

LIQUIDITY AND CAPITAL RATIOS
   Loans, net of unearned
    income to deposits            43.64%    49.81%     47.28%    53.51%    63.20%    64.32%    67.09%
   Shareholders' equity
    to total assets                8.07      6.86       6.94      4.43      6.37      7.38      7.48%

___________


(1) Interim period ratios are presented on an annualized basis where appropriate.
(2) Nonperforming loans includes loans on nonaccrual status, restructured loans, and loans 90 days or more past due.
(3)      Includes other real estate owned and other foreclosed assets.
(4) Nonperforming assets includes nonperforming loans plus foreclosed assets.

RECENT DEVELOPMENTS AFFECTING UPC.

         Long-Term Debt. A shelf registration statement for $150 million of UPC's subordinated debt securities became effective with the Securities and Exchange Commission on October 21, 1993. On November 2, 1993, UPC issued $75 million of 6.25% Subordinated Notes due 2003 at 99.203% under this shelf registration statement. The Subordinated Notes qualify for Tier 2 capital under risk-based capital guidelines.

         The net proceeds from the offering were $73.7 million. Approximately $39.0 million of the net proceeds have been used by UPC to in-substance defease the current 10-1/8% Subordinated Capital Debentures due April, 1999 (10-1/8% Debentures). Purchased direct obligations of the U.S. Government will provide cash flows matching the principal and interest debt service required for the 10-1/8% Debentures to the date the debentures can be called (April 1, 1996). The securities were placed in an irrevocable trust which will allow UPC under generally accepted accounting principles, to remove the obligation from its balance sheet. The transaction resulted in an extraordinary loss of approximately $3.2 million after taxes. The remaining net proceeds will be used for general corporate purposes.

         UPC has also entered into an interest rate swap agreement with a notional amount of $50 million to convert a portion of its fixed-rate debt outstanding to a floating LIBOR rate for two and one-half years.

         Recently Completed Acquisition. During the first nine months of 1993, UPC acquired eleven Community Banks in Tennessee and Arkansas, contributing approximately $1.2 billion in assets, $604 million in loans and $1.0 billion in deposits to UPC's consolidated balance sheet. For additional information with respect to these transactions, see UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

         Since September 30, 1993, UPC has completed the acquisition of the following institutions (collectively, the "Recently Completed Acquisitions"):

                                                                                 CONSIDERATION
                                                                                 -------------
INSTITUTION                                           ASSET SIZE          VALUE                  TYPE
- -----------                                           ----------          -----                  -----
                                                               (IN MILLIONS)

First Financial Services, Inc.
    and its subsidiary,
    First State Bank,
    in Brownsville, Haywood
    County, Tennessee                                      85               12                     UPC Common Stock

Mid-South Bancorp, Inc.
    and its subsidiaries,
    Simpson County Bank,
    in Franklin, Kentucky;
    Adairville Banking Company,
    in Adairville, Kentucky;
    First Citizens Bank,
    in Franklin, Tennessee;
    The Peoples Bank of Elk Valley,
    in Fayetteville, Tennessee; and
    General Trust Company,
    in Nashville, Tennessee                             $ 184              $23                     UPC Common Stock
                                                        -----              ---

      Totals                                            $ 269              $35
                                                        =====              ===



    Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to FNB ("Pending Acquisitions") which management considers probable and which are expected to be consummated by June 30, 1994:

                                                                                            CONSIDERATION
                                                                                            -------------
    INSTITUTION                                               ASSET SIZE               VALUE          TYPE
    -----------                                               ----------               -----          -----
                                                                           (IN MILLIONS)

Liberty Bancshares, Inc.
    and its subsidiary,
    Liberty Federal Savings Bank,
    Paris, Tennessee                                                 $174              $31.7           UPC Common Stock

Anderson County Bank
    in Clinton, Tennessee                                              19                2.0           Cash

Clin-Ark Bankshares, Inc.
    and its subsidiary,
    First National Bank
    of Clinton, Clinton
    Arkansas                                                           48                6.0           UPC Common Stock

Earle Bancshares, Inc.
    and its subsidiary,
    First Southern Bank,
    Earle, Arkansas                                                    40                8.7           UPC Common Stock

Tennessee Bancorp, Inc.
    and its subsidiary,
    Tennessee National Bank,
    Columbia, Tennessee                                                92               14.0           Cash
                                                                     ----              -----

    Totals                                                           $373              $62.4
                                                                     ====              =====


    If the Merger, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at September 30, 1993, UPC's consolidated total assets would have increased by approximately $769 million to approximately $6.9 billion, and UPC's consolidated total deposits would have increased by approximately $685 million to approximately $5.9 billion, based upon September 30, 1993, pro forma financial information. See "Pro Forma Condensed Financial Information" and the related pro forma financial information in UPC's Current Report on Form 8-K dated September 27, September 30 and October 14, 1993, and January 10 and 11, 1994, and historical financial information included in UPC's 1992 Annual Report on Form 10-K and UPC's Quarterly Report on Form 10-Q dated September 30, 1993, incorporated by reference. See "Incorporation of Certain Documents by Reference."

EQUIVALENT AND PRO FORMA PER SHARE DATA

    The following table presents selected comparative unaudited per share data for (i) UPC Common Stock and FNB Common Stock on an historical basis; (ii) UPC Common Stock on a pro forma basis for the FNB Acquisition only and for the FNB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions; and (iii) FNB Common Stock on an equivalent pro forma basis for the FNB Acquisition only and for the FNB Acquisition, all Recently Completed Acquisitions and the Pending Acquisitions, for the periods indicated. The data is not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1992. The information is derived from and should be read in conjunction with the consolidated historical financial statements of UPC (including related notes thereto) which are incorporated by reference, the consolidated historical financial statements of FNB set forth below in Appendix A and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Report on Form 8-K, dated September 27 and October 14, 1993 and January 10 and 11, 1994, incorporated by reference. See "Incorporation of Certain Documents by Reference."

                                                                                  NINE                TWELVE
                                                                              MONTHS ENDED         MONTHS ENDED
                                                                             SEPTEMBER 30,         DECEMBER 31,
                                                                                1993(1)              1992(1)
                                                                                -------              -------

BOOK VALUE PER COMMON SHARE
  UPC                                                                         $    18.53             $   16.34
  UPC pro forma (FNB only)                                                         18.37                 16.14
  UPC pro forma (all completed and pending acquisitions)                           17.97                 15.75
  FNB                                                                             105.03                 86.83
  FNB equivalent pro forma (FNB only)                                             128.59                112.98
  FNB equivalent pro forma (all completed and
    pending acquisitions)(2)                                                      125.79                110.25
CASH DIVIDENDS PER COMMON SHARE
  UPC                                                                                .54                   .60
  UPC pro forma                                                                      .54                   .60
  FNB                                                                                .75                     -
  FNB equivalent pro forma                                                          3.78                     -
EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING CHANGES
  UPC
    Primary                                                                         1.99                  2.10
    Fully diluted                                                                   1.85                  2.02
  UPC pro forma (FNB only)
    Primary                                                                         1.96                  2.08
    Fully diluted                                                                   1.83                  2.01
  UPC pro forma (all completed and pending acquisitions)(2)
    Primary                                                                         1.71                  1.44
    Fully diluted                                                                   1.63                  1.44(3)
  FNB
    Primary                                                                         9.08                 13.61
    Fully diluted                                                                   9.08                 13.61
  FNB equivalent pro forma (FNB only)
    Primary                                                                        13.72                 14.56
    Fully diluted                                                                  12.81                 14.07
  FNB equivalent pro forma (all completed and
    pending acquisitions)(2)
    Primary                                                                        11.97                 10.08
    Fully diluted                                                                  11.41                 10.08 (3)

(1) The equivalent pro forma per share data for FNB is computed by multiplying UPC's pro forma share information by ______.

(2) See also, "Recent Developments - Recently Completed Acquisitions" and "Pending Acquisitions."

(3) The assumed conversion of UPC Preferred Stock is antidilutive; therefore, it is not presented.

PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following tables contain unaudited; consolidated; pro forma; condensed financial information showing a statement of earnings for the nine months ended September 30, 1993, and for the twelve months ended December 31, 1992, and a balance sheet at September 30, 1993, for (i) UPC; (ii) UPC, Recently Completed Acquisitions and FNB; and (iii) UPC, Recently Completed Acquisitions, the Pending Acquisitions and FNB. Additionally, the pro forma statements of earnings include certain acquisitions completed prior to December 31, 1992.
The unaudited pro forma financial information reflects the Pending Acquisitions and the acquisition of FNB using both the pooling of interests and purchase methods of accounting in accordance with the accounting requirements of each specific transactions. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of UPC and FNB and in conjunction with the information presented in UPC's 1992 Annual Report on Form 10-K, UPC's Quarterly Reports on Form 10-Q dated March 31, June and September 30, 1993, and UPC's Current Report on Form 8-K dated September 27 and October 14, 1993 and January 10 and 11, 1994. Pro forma results are not necessarily indicative of future operating results. See "Incorporation of Certain Documents by Reference" and "Appendix A."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1993
                            (DOLLARS IN THOUSANDS)

                                                                                                                   UPC,
                                                                                                            RECENTLY COMPLETED
                                                                                           UPC,               ACQUISITIONS,
                                                                                     RECENTLY COMPLETED        THE PENDING
                                                                                       ACQUISITIONS            ACQUISITIONS
                                                                      UPC                 AND FNB                AND FNB
                                                                   ----------         ----------------       ----------------
ASSETS
  Cash and due from banks                                         $  251,679            $  265,312             $  260,988
  Interest-bearing deposits at
    financial institutions                                            35,456                38,220                 40,356
  Federal funds sold and securities
    purchased under agreements to resell                             136,487               146,268                163,293
  Trading account securities, at market                              126,308               126,308                126,308
  Loans held for resale                                               48,818                48,818                 52,479
  Investment securities
    Held for sale                                                    458,187                458,187               431,998
    Held for investment                                            2,072,178              2,237,982             2,316,855
  Loans                                                            2,762,660              2,994,257             3,237,951
         Allowance for losses on loans                               (81,298)              (88,183)               (90,996)
                                                                  ----------            ----------             ----------
           Net loans                                               2,681,362             2,906,074              3,146,955
  Premises and equipment                                             130,541               138,979                145,630
  Goodwill and other intangibles                                      42,628                43,001                 48,557
  Mortgage servicing rights                                            4,149                 4,149                  4,149
  Other real estate                                                    5,010                 5,826                  6,787
  Other assets                                                       146,774               158,714                164,220
                                                                  ----------            ----------             ----------
         Total assets                                             $6,139,577            $6,577,838             $6,908,575
                                                                  ==========            ==========             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Noninterest-bearing                                           $  749,073            $  804,805             $  816,519
    Interest-bearing                                               4,432,348             4,764,792              5,050,242
                                                                  ----------            ----------             ----------
         Total deposits                                            5,181,421             5,569,583              5,866,761
  Short-term borrowings
    Federal funds purchased and
      securities sold under agreements
      to repurchase                                                  184,780               184,805                184,805
    Other                                                              6,441                 7,142                  7,142
  Federal Home Loan Bank advances                                    149,257               153,506                154,106
  Long-term debt
    Subordinated notes and debentures                                 74,292                74,292                 74,292
    Other                                                              3,275                 8,149                  8,149
  Other liabilities                                                   80,687                85,624                 89,151
                                                                  ----------            ----------             ----------
         Total liabilities                                         5,680,153             6,083,101              6,384,406
                                                                  ----------            ----------             ----------
  Shareholders' equity
    Preferred stock                                                  104,548               104,548                104,548
    Common stock                                                      95,751               106,731                116,469
    Additional paid-in capital                                        83,368                83,868                 83,784
    Retained earnings                                                175,757               199,590                219,368
                                                                  ----------            ----------             ----------
         Total shareholders' equity                                  459,424               494,737                524,169
                                                                  ----------            ----------             ----------
         Total liabilities and
           shareholders' equity                                   $6,139,577            $6,577,838             $6,908,575
                                                                  ==========            ==========             ==========





                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                      UPC,
                                                                                                              RECENTLY COMPLETED
                                                                                            UPC,                  ACQUISITIONS,
                                                                                     RECENTLY COMPLETED            THE PENDING
                                                                                        ACQUISITIONS,              ACQUISITIONS
                                                                      UPC                  AND FNB                    AND FNB
                                                                   ----------         ----------------           ----------------
Interest income
  Interest and fees on loans                                        $178,967            $197,986                   $214,094
  Interest on investment securities
    Taxable                                                           88,773              96,783                     99,780
    Tax-exempt                                                        17,396              18,235                     18,298
  Interest on deposits at financial institutions                       1,223               1,298                      1,392
  Interest on federal funds sold and securities
    purchased under agreements to resell                               2,866               3,247                      3,479
  Interest on trading account securities                               4,837               4,837                      4,837
  Interest on loans held for resale                                    2,588               2,588                      2,588
                                                                    --------            --------                   --------
         Total interest income                                       296,650             324,974                    344,467
                                                                    --------            --------                   --------
Interest expense
  Interest on deposits                                               110,090             122,539                    131,920
  Interest on short-term borrowings                                    4,699               4,718                      4,737
  Interest on long-term debt                                           7,859               8,198                      8,208
                                                                    --------            --------                   --------
         Total interest expense                                      122,648             135,455                    144,865
                                                                    --------            --------                   --------
         Net interest income                                         174,002             189,519                    199,602
Provision for losses on loans                                          8,944              12,517                     13,268
                                                                    --------            --------                   --------
         Net interest income after provision
           for losses on loans                                       165,058             177,002                    186,334
                                                                    --------            --------                   --------
Noninterest income
  Service charges on deposit accounts                                 20,965              22,933                     23,856
  Profits and commissions from trading
    activities                                                         6,728               6,728                      6,728
  Investment securities gains                                          3,874               4,132                      4,452
  Other income                                                        32,176              32,723                     33,830
                                                                    --------            --------                   --------
         Total noninterest income                                     63,743              66,516                     68,866
                                                                    --------            --------                   --------
Noninterest expense
  Salaries and employee benefits                                      73,303              79,215                     82,718
  Net occupancy expense                                               11,714              12,996                     13,764
  Equipment expense                                                   11,721              12,014                     12,282
  Other expense                                                       70,699              76,155                     79,636
                                                                    --------            --------                   --------
         Total noninterest expense                                   167,437             180,380                    188,400
                                                                    --------            --------                   --------
         Earnings before income taxes and
          accounting changes                                          61,364              63,138                     66,800
Applicable income taxes                                               17,009              18,500                     19,789
                                                                    --------            --------                   --------
         Earnings before accounting changes                         $ 44,355            $ 44,638                   $ 47,011
                                                                    ========            ========                   ========
Earnings per common share before accounting changes
  Primary                                                              $1.99               $1.76                      $1.79
  Fully diluted                                                         1.85                1.67                       1.63
Average common shares outstanding
  (in thousands)
  Primary                                                             19,118              21,539                     23,542
  Fully diluted                                                       23,264              25,966                     27,970



                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1992
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                     UPC,
                                                                                                              RECENTLY COMPLETED
                                                                                           UPC,                   ACQUISITIONS,
                                                                                    RECENTLY COMPLETED             THE PENDING
                                                                                       ACQUISITIONS              ACQUISITIONS
                                                                       UPC                AND FNB                   AND FNB
                                                                    ----------       ----------------           ----------------

Interest income
  Interest and fees on loans                                        $199,881            $297,291                   $321,006
  Interest on investment securities
    Taxable                                                          106,139             144,635                    149,674
    Tax-exempt                                                        16,148              18,171                     18,266
  Deposits at financial institutions                                   3,999               4,351                      3,952
  Interest on federal funds sold and securities
    purchased under agreements to resell                               4,280               6,531                      7,107
  Interest on trading account securities                               6,648               6,648                      6,648
  Interest on loans held for resale                                    3,457               3,457                      3,457
                                                                    --------            --------                   --------
         Total interest income                                       340,552             481,084                    510,110
                                                                    --------            --------                   --------
Interest expense
  Interest on deposits                                               137,605             206,694                    221,902
  Interest on short-term borrowings                                    6,942               6,959                      6,961
  Interest on long-term debt                                           4,868               6,944                      6,981
                                                                    --------            --------                   --------
         Total interest expense                                      149,415             220,597                    235,844
                                                                    --------            --------                   --------
         Net interest income                                         191,137             260,487                    274,266
Provision for losses on loans                                         18,557              40,067                     40,595
                                                                    --------            --------                   --------
         Net interest income after provision
           for losses on loans                                       172,580             220,420                    233,671
                                                                    --------            --------                   --------
Noninterest income
  Service charges on deposit accounts                                 20,843              26,623                     27,687
  Profits and commissions from trading
    activities                                                        10,168              10,168                     10,168
  Investment securities gains                                         13,246              15,500                     15,584
  Other income                                                        39,016              50,558                     51,870
                                                                    --------            --------                   --------
         Total noninterest income                                     83,273             102,849                    105,309
                                                                    --------            --------                  ---------
Noninterest expense
  Salaries and employee benefits                                      74,772             106,059                    110,438
  Net occupancy expense                                               13,136              18,825                     19,881
  Equipment expense                                                   12,225              15,987                     16,180
  Other expense                                                       99,085             127,330                    131,679
                                                                    --------            --------                   --------
         Total noninterest expense                                   199,218             268,201                    278,178
                                                                    --------            --------                   --------
         Earnings before income taxes and
          extraordinary items                                         56,635              55,068                     60,802
Applicable income taxes                                               15,196              17,344                     19,317
                                                                    --------            --------                   --------
         Earnings before extraordinary items                        $ 41,439            $ 37,724                   $ 41,485
                                                                    ========            ========                   ========
Earnings per common share
  Primary                                                           $   2.10          $     1.39                   $   1.44
  Fully diluted                                                         2.02                1.39*                      1.44*
Average common shares outstanding
  (in thousands)
  Primary                                                             16,765              21,140                     23,143
  Fully diluted                                                       19,609              25,247                     27,250

* The assumed conversion of UPC Preferred Stock is antidilutive, therefore it is not presented.

                              THE SPECIAL MEETING


TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

         Each copy of this Prospectus mailed to holders of FNB Common Stock is accompanied by a proxy appointment card furnished in connection with the FNB Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 10:00 a.m. CST, on Friday, February 18, 1994, at the Community Room of the Elm Street Branch of First National Bank of Shelbyville, 101 Elm Street, Shelbyville, Tennessee 37160. Only holders of record of FNB Common Stock at the close of business on January 19, 1994, are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, the FNB shareholders will consider and vote upon (i) a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF FNB COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO FNB IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER (BUT WILL NOT BE SUFFICIENT TO PERFECT DISSENTERS' RIGHTS). FNB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

         Any holder of FNB Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to First National Bancorp of Shelbyville, Inc., 101 Elm Street (P.O. Box 500), Shelbyville, Tennessee 37160, Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by FNB before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of FNB. The shares of FNB Common Stock represented by properly executed proxy appointments received will be voted FOR (or AGAINST, if so indicated) approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the FNB proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by FNB for the purpose of soliciting additional proxy appointments. FNB is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

         The cost of soliciting proxies from holders of FNB Common Stock will be borne by FNB. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of FNB (who will receive no additional compensation for doing so).

VOTES REQUIRED

         The affirmative votes of the holders of a majority of the outstanding shares of FNB Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. Therefore, a failure to return a properly executed proxy appointment or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (but will not be sufficient to perfect the holder's dissenters' rights). As of the Record Date, there were 130,000 shares of FNB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

         As of the Record Date, the Management Group beneficially owned and held of record a total of 27,403 shares or approximately 21.08% of the issued and outstanding shares of FNB Common Stock. ALL THE MEMBERS OF THE MANAGEMENT GROUP HAVE ADVISED FNB OF THEIR INTENTION TO VOTE THEIR SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Any shareholder of FNB entitled to vote on the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A has the right to receive payment of the fair value of his shares of FNB Common Stock upon compliance with Sections 48-23-202 and 48-23-204 of the Act, a copy of which is Appendix C to this Prospectus. A shareholder may not dissent as to less than all of the shares that he beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify FNB in writing of the name and address of the record holder of the shares, if known to him.

         Any FNB shareholder intending to enforce his dissenters' rights may not vote in favor of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A (either personally or by proxy) and must deliver to the Corporate Secretary before the time of the vote a written notice of intent to demand payment for his shares (the "Objection Notice"). The Objection Notice must state that the shareholder intends to demand payment for his shares of FNB Common Stock if the Merger is effected. A vote against approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the Act.

         If the Reorganization Agreement, including the Plan of Merger annexed thereto as Exhibit A, is approved by FNB's shareholders at the Special Meeting, each FNB shareholder who has filed an Objection Notice will be notified by FNB of such approval no later than ten (10) days after the FNB Special Meeting (the

"Dissenter's Notice"). The Dissenter's Notice will (i) state where the payment demand must be sent and where and when certificates for certificated shares of FNB Common Stock (the "Certificates") must be deposited, (ii) inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date,
(iv) set a date by which FNB must receive the payment demand, which date may not be fewer than one nor more than two months after the date the Dissenter's Notice was delivered, and (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the Act. Within the time prescribed in the Dissenter's Notice, an FNB shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of FNB Common Stock before September 21, 1993 (the date of the first public announcement of the terms of the Reorganization Agreement), and deposit the Certificates in accordance with the terms of the Dissenter's Notice. Upon delivering the Payment Demand and depositing the Certificates in accordance with the Dissenter's Notice, the FNB shareholder will retain all other rights of a FNB shareholder until these rights are cancelled or modified by consummation of the Merger. FAILURE TO COMPLY SUBSTANTIALLY WITH THESE PROCEDURES WILL CAUSE THE FNB SHAREHOLDER TO LOSE HIS DISSENTERS' RIGHTS TO PAYMENT FOR THE SHARES. CONSEQUENTLY, ANY FNB SHAREHOLDER WHO DESIRES TO EXERCISE HIS RIGHTS TO PAYMENT FOR HIS SHARES IS URGED TO CONSULT HIS LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         As soon as the Merger is consummated, or upon later receipt of a timely Payment Demand, FNB shall, pursuant to Section 48-23-206 of the Act, pay to each dissenting shareholder who has complied with the requirements of
Section 48-23-204 of the Act the amount that FNB estimates to be the fair value of the shares of FNB Common Stock, plus accrued interest. Such payment must be accompanied by (i) certain of FNB's financial statements, (ii) a statement of FNB's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 48-23-209 of the Act, and (v) a copy of Section 48-23-101 through 48-23-302 of the act if not previously furnished. As authorized by
Section 48-23-208 of the Act, FNB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on September 21, 1993, the date of the first public announcement of the terms of the Reorganization Agreement. To the extent FNB elects to withhold payment, after effecting the Merger, FNB as the surviving corporation in the Merger must estimate the fair value of the shares, plus accrued interest, and pay such amount to each dissenter who agrees to accept it in full satisfaction of this demand. FNB shall send with such payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Act.

         If (i) a dissenter believes that the amount paid in respect to his shares or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated, (ii) FNB fails to make payment under Section 48-23-206 within two months after the date set for demanding payment, or (iii) FNB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the dissenter may notify FNB (or its successor in the Merger) in writing (which notice is invalid if not delivered to FNB within one month after FNB made or offered payment for such shareholder's shares) of his own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his estimate of the fair value and the amount of any payment in respect to such shares already received by the shareholder, or, in the alternative, if no payment has yet been made by FNB, reject FNB's offer under Section 48-23-208 and demand payment of the fair value of his shares and interest due.

         If FNB (or the surviving corporation) cannot agree with such dissenter on a fair value within two months after FNB receives the Payment Demand, FNB will institute judicial proceedings in either the chancery or circuit court of Bedford County, Tennessee (the "Court"), naming all dissenters (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving such parties with a copy of the petition. The Court will then undertake to establish the fair value of the shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and will determine the interest owing on the disputed amount. The fair value of a dissenter's shares of FNB Common Stock may be more than, less than or the same as the consideration provided in the Reorganization Agreement. The Court may, in it discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount (if any) by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by FNB or the fair value, plus accrued interest, of his after-acquired shares for which FNB elected to withhold payment under Section 48-23-208 of the Act.

         The Court shall assess costs and expenses of such proceeding (including reasonable compensation for and expenses of the appraiser but excluding fees and expenses of counsel and experts) against FNB (or its successor in the Merger), except that the court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against FNB, if the Court finds that FNB did not comply substantially with the relevant requirements of the Act or (ii) against FNB or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         The foregoing summary of the applicable provisions of Sections 48-23-101 through 48-23-302 of the act is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix C hereof.

         For a discussion of certain tax consequences in connection with exercising Dissenters' Rights, see "The Merger--Certain Federal Income Tax Consequences."

RECOMMENDATION

         For the reasons described below, the FNB Board has adopted the Reorganization Agreement and the Plan of Merger, believes the Merger is in the best interest of FNB and its shareholders and recommends that shareholders of FNB vote FOR approval of the Reorganization Agreement and the Plan of Merger.


                                   THE MERGER


         The following information concerning the Merger, insofar as it relates to matters contained in the Reorganization Agreemen or the Plan of Merger annexed thereto as Exhibit A, is qualified in its entirety by reference to the Reorganization Agreement, including the Plan of Merger, which is attached hereto as Appendix B. FNB shareholders are urged to read the Reorganization Agreement and the Plan of Merger carefully.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. First National Bancorp of Shelbyville, Inc. has for several years operated First National Bank of Shelbyville ("First National") in Bedford County as a small, community bank in Middle Tennessee. FIRST NATIONAL has operated with relatively few employees, focusing its activities primarily on serving depositors and local businesses and making small business, agricultural and consumer type loans. While FIRST NATIONAL's basic business has remained largely the same except for its expansion into Grundy County, the regulatory environment in which the bank operates has become increasingly complex. Credit analysis and documentation have become more complex.

         UPC learned in early 1992 that management of FNB might be inclined to consider a proposal to permit FNB to be acquired by a larger institution. Shortly thereafter, UPC made a preliminary offer to acquire FNB subject to a number of conditions. The Board of Directors of FNB did not accept the offer, and the parties discontinued all discussions related to the acquisition proposal. In mid-1993, the Board of Directors of FNB decided to explore again the possibility of selling FNB and appointed a special committee to contact potential purchasers, including UPC. At that time, Benjamin W. Rawlins, Jr., Chairman of the Board and Chief Executive Officer of UPC commenced discussions with the special committee. Such discussions resulted in the execution of the Reorganization Agreement dated as of September 21, 1993, which was approved by the FNB Board at a special meeting on September 21, 1993, and by the UPC Board of Directors at their regular meeting held on October 21, 1993.

         FNB Reasons. In light of the foregoing, the FNB Board has voted to recommend the approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A by the FNB shareholders for the following reasons:

                 (i) The trend in the banking industry is toward consolidation, making it less likely that an institution the size of FNB will be able to compete successfully in the future;

                 (ii) Given the trend in the banking industry as discussed above and the highly competitive environment in which FNB would be expected to compete in the future, the proper time to effect a merger of the organization with a larger institution is at the beginning of the trend and before increased competition has had time to adversely affect FNB's earnings and, consequently, its value;

                 (iii) FNB will be able to significantly benefit from UPC's larger capital base, operations and regulatory expertise and management talent;

                 (iv) UPC's philosophy is to provide its community banks with a substantial amount of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with UPC's policies and produces results consistent with results achieved while the institution was independent; and

                 (v) The value of the UPC Common Stock offered in exchange for the FNB Common Stock exceeds the recent trading prices for the FNB Common Stock, the annual dividend yield on the UPC Common Stock exceeds the historical yield on the FNB Common Stock, and there is a broader and more liquid market for the UPC Common Stock, which is listed and traded on the NYSE.

         The FNB Board did not assign any specific or relative weight to the foregoing factors in determining to recommend the Merger to the FNB shareholders.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board"), and the UPC Board has approved the Merger and the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A, because (i) FNB has experienced strong and continued growth, (ii) FNB is located geographically in a county in which UPC has sought to increase its market share, and (iii) UPC believes that by providing FNB with access to the UPC capital base and other banking resources, FNB will be well positioned to compete in its market in the face of enhanced competition from larger, well capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, Interim (which was formed for the specific purpose of effecting the Merger) will merge with and into FNB with FNB surviving the Merger and continuing after the Effective Time of the Merger to operate under the name First National Bancorp of Shelbyville, Inc. The surviving corporation will become a wholly-owned subsidiary of UPC. In the Merger, each share of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger, other than those shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right to receive shares of UPC Common Stock as provided in the Reorganization Agreement and the Plan of Merger.

         The number of shares of UPC Common Stock to be received by FNB Record Holders (other than dissenting shareholders, who will receive cash only) in the Merger will be determined pursuant to a conversion formula described in Section 3.1(e) of the Reorganization Agreement which is based on the Current Market Price Per Share of the UPC Common Stock. The Current Market Price Per Share equals the average price per share of the "last" trades of the UPC Common Stock on the NYSE for each of the ten (10) trading days next preceding the Closing Date. No fractional shares of UPC Common Stock will be issued in respect to FNB Common Stock, and, after aggregation of the shares (and fractional shares) of UPC Common Stock to which an FNB Record Holder is entitled, cash will be paid by UPC in lieu of any remaining fractional share.

         Holders of FNB Common Stock will have the right to dissent from the Reorganization Agreement and the Plan of Merger and receive a cash payment equal to the fair value of their shares, all in conformity with Section 48-23-101 et seq of the Act. See "The Special Meeting--Shareholders' Dissenters' Rights."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and FNB. The Effective Time of the Merger will be at the time the Articles of Merger along with the Plan of Merger are filed in the Office of the Tennessee Secretary of State pursuant to the Act or at such later time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently anticipated that the Articles of Merger will be filed on February 28, 1994, but will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m. CST, on March 1, 1994. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of FNB Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return mailing envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of FNB Common Stock for certificates representing shares of UPC Common Stock.

         HOLDERS OF FNB COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, FNB Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of FNB Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger, UPC will issue, and the Exchange Agent will mail, to the FNB Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash consideration with respect any remaining to fractional share to which the holder is entitled. No consideration will be delivered to an FNB Record Holder unless and until such holder shall have delivered to the Exchange Agent all certificates formerly representing the shares of FNB Common Stock held by him and in respect of which he claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered FNB certificate until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on FNB's stock transfer books of shares of FNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of FNB Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, FNB nor any other person will be liable to any former holder of FNB Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing FNB Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and FNB to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) approval of the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the FNB Common Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by the Federal Reserve and the Tennessee Department, and the expiration of any statutory waiting periods;
(iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, Interim, FNB or FIRST NATIONAL will be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; and (vi) the Registration Statement of which this Prospectus forms a part shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         The obligations of UPC and Interim to effect the Merger are further subject to the satisfaction, or waiver by UPC, of, among others, the following conditions: (i) UPC shall have received a legal opinion, dated the date of closing, from counsel to FNB as to the good standing of FNB, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of FNB and FIRST NATIONAL set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of FNB and FIRST NATIONAL to such effect; (iii) there shall have been no damage or destruction to, or taking of any property of FNB or FIRST NATIONAL or any material adverse change in the business, financial condition, results of operations or prospects of FNB or FIRST NATIONAL; and (iv) FNB and FIRST NATIONAL shall not have committed to effect any form of business combination with, or asset sale to any other person or entity; adopted any "poison pill", shareholders' rights provision or "golden parachute;" or taken any other action the effect of which would be to materially diminish the value of FNB or FIRST NATIONAL to UPC.

         The obligations of FNB to effect the Merger are further subject to the satisfaction, or waiver by FNB, of, among others, the following conditions: (i) FNB shall have received a legal opinion, dated the date of closing, from counsel to UPC as to the good standing of UPC and Interim, the enforceability and due authorization of the Reorganization Agreement, the validity of the UPC Common Stock, the receipt of required approvals and the absence of conflict with UPC's charter, bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and FNB shall have received a certificate signed by certain officers of UPC to that effect; (iii) FNB shall have received from UPC certificates from UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; and (iv) FNB shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the UPC Common Stock and cash constituting the Consideration payable in the Merger.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the Tennessee Department under the Tennessee Reciprocal Banking Act; and (ii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve and the Tennessee Department. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds.
The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. As of the date of this Prospectus, both the Federal Reserve and the Tennessee Department have given their approvals of the Merger. The Federal Reserve authorized the consummation of the Merger on December 20, 1993. See "The Merger--Conditions to Consummation of the Merger" and "-- Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of FNB's and FIRST NATIONAL's business pending consummation of the Merger. In particular, the Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, FNB and FIRST NATIONAL, respectively, may not, among other things, (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by FNB; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the FNB Common Stock; (iv) issue or sell any FNB Common Stock or sell or otherwise dispose of a substantial part of FNB's or FIRST NATIONAL's assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless FNB or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan;
(x) enter into any new service contracts, purchase or sale agreements or lease agreements that are material to it; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of FNB Common Stock if such extension of credit would exceed 2% of the capital of FNB or FIRST NATIONAL, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in FNB's or FIRST NATIONAL's fiduciary capacity. Moreover, FNB and FIRST NATIONAL, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         FNB is permitted under the Reorganization Agreement to declare and pay a normal and customary quarterly cash dividend with respect to the FNB Common Stock of up to $.75 per share of FNB Common Stock per calendar quarter. The aggregate amount of dividends that may be so paid shall be limited to an amount not to exceed $97,500 per calendar quarter until the Closing of the Merger. Notwithstanding the foregoing, the Reorganization Agreement prohibits FNB from paying a dividend if such payment would disqualify the Merger from being accounted for by UPC under the pooling of interests method of accounting. See UPC Common Stock and Preferred Stock -- "UPC Common Stock--Dividends."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and FNB; provided, however, that no such amendment may be effected after shareholder approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A without approval of the FNB shareholders if the effect of such amendment would be to change the amount or the type of consideration to be paid in the Merger to the FNB Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the FNB shareholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC or Interim if FNB or FIRST NATIONAL, respectively, should violate any affirmative or negative covenant in respect to the operation of its business;
(iii) by UPC, Interim or FNB if closing shall not have occurred by June 30, 1994, unless the failure is due to the failure of the party seeking to terminate; (iv) by either party if any governmental or regulatory approval is denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date or if the other party has committed a material breach that is not cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC if there has been a material adverse change in the business, properties, liabilities or prospects of FNB or FIRST NATIONAL or if FNB or FIRST NATIONAL should enter into a formal capital plan in cooperation with applicable banking regulators; or (vii) by UPC should FNB or FIRST NATIONAL enter into any business combination or any letter of intent or agreement in respect thereof with any other person.

         In the event of the valid termination of the Reorganization Agreement by either UPC or FNB, the Reorganization Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

MANAGEMENT AFTER THE MERGER

         The Reorganization Agreement provides that after the Effective Time of the Merger, the surviving corporation will be managed by a board of directors consisting of the members, all of whom have served on either the FNB Board or the First National for one or more terms and are expected to be qualified to serve as officers and/or directors of the surviving corporation. All officers and directors serve one year terms but may be re-elected or reappointed, as the case may be. Set forth below are those persons who are executive officers of FNB and FIRST NATIONAL, members of FNB's and FIRST NATIONAL's Board of Directors, their ages and principal occupations for the last five years.

Executive Officers and Directors of FNB and FIRST NATIONAL:

NAME                              AGE                      POSITION

D. B. Nelson, Jr.                 47             Chairman of the Board of FNB
                                                 and Director of FIRST NATIONAL


John T. Bobo                      45             Director of FNB and Chairman of
                                                 the Board of FIRST NATIONAL

James H. Caperton, Jr.            45             Senior Vice President and
                                                 Director of FIRST NATIONAL
                                                 and Director of FNB

Thomas H. Hickerson               69             Director of FNB and Advisory
                                                 Director of FIRST NATIONAL

Eugene B. Higgins                 75                                Director of FNB and Advisory
                                                                    Director of FIRST NATIONAL

Delores V. Hornaday               58                                Director and Secretary of FNB
                                                                    and Advisory Director of
                                                                    FIRST NATIONAL

David L. Howard                   49                                Director of FNB and
                                                                    FIRST NATIONAL

Edward C. Huffman, Jr.            47                                Director of FNB and
                                                                    FIRST NATIONAL

L. Gordon Johnson                 71                                Director of FNB and
                                                                    FIRST NATIONAL

H. Malcolm Judd                   66                                Director of FNB and
                                                                    FIRST NATIONAL

C. Bailey Little, Jr.             56                                Director and Interim President of FNB and Advisory Director and
                                                                    Interim President of FIRST NATIONAL

Sam P. McClatchy                  41                                Senior Vice President of
                                                                    FIRST NATIONAL

Jennifer J. Feldhaus              38                                Controller of FNB and Cashier/
                                                                    Controller of FIRST NATIONAL

Lee M. McFarland                  39                                Senior Vice President of
                                                                    First National

         Mr. Bobo has been a director of FIRST NATIONAL since 1981, and FNB since its inception in 1982. He has been a practicing attorney in Shelbyville for over 18 years and is a partner in the law firm of Bobo, Hunt, and Bobo. He was elected Chairman of the Board of First National in February, 1993.

         Mr. Caperton has been a director of FIRST NATIONAL and FNB since 1986. He has been an employee of FIRST NATIONAL since 1972 and currently serves as Senior Vice President-Trust and Investments.

         Ms. Feldhaus joined FIRST NATIONAL in 1979 as Internal Auditor. She was promoted to Controller in 1983 and to Cashier/Controller in 1985. Ms. Feldhaus ia an honor graduate of the University of Tennessee in Knoxville and is a Certified Public Accountant.

         Mr. Hickerson became associated with FIRST NATIONAL in June, 1947 and served in various capacities until his retirement from active service in November, 1989. He served as President/CEO of FIRST NATIONAL from January, 1978 until December 30, 1988. He has served as a director of FIRST NATIONAL from 1957 to 1991 and of FNB from 1982 to the present.

         Mr. Higgins has served as a director of FIRST NATIONAL from 1957 to 1991, and of FNB since 1982. He was employed by FIRST NATIONAL in 1950 and served in various capacities, including Vice Chairman until retiring in August, 1983.

         Ms. Hornaday served as a director of FIRST NATIONAL from 1988 to 1991, and FNB from 1988 to the present. She was employed by FIRST NATIONAL from June, 1954 through December 31, 1991, at which time she retired. In February, 1992 she was re-elected as Secretary of FNB. She recently returned to work at the Bank on a part-time basis.

         Mr. Howard served as a director of FIRST NATIONAL and FNB between 1990 and January, 1992, and again from September, 1992 until the present. He is the president and owner of Dabora, Inc. and has been involved in the publishing and horse equipment business in Bedford County for over 23 years.

         Mr. Huffman, Jr. has been a director of FIRST NATIONAL since 1979 and FNB since its formation in 1982. He served in various capacities with FIRST NATIONAL until his resignation in June, 1991. At that time he was President/CEO of FIRST NATIONAL and FNB. He is now a private investor.

         Mr. Johnson has served as a director of FIRST NATIONAL since 1976 and FNB since 1982. He is a retired general merchant and is now a part-time cattle farmer.

         Mr. Judd has been a resident of Bedford County since 1954. Now retired, he was an employee of Bedford Hosiery Mills for 35 years, President from 1967 to 1986, and Vice President of Fidelity Hosiery Mills from 1987 to 1989. He has been a director of FIRST NATIONAL and FNB since 1985.

         Mr. Little served as a Director of FIRST NATIONAL from 1974 until 1991, and as a Director of FNB since its formation in 1982. He served as Senior Vice President-Operations of FIRST NATIONAL from 1986 until December, 1993, at which time he was elected Interim President of First National and FNB.

         Mr. McClatchy has 14 years of banking experience, eight months at FIRST NATIONAL. He has been Senior Vice President since June, 1993.

         Mr. McFarland, Senior Vice President, has been with First National since July, 1985. He has 13 years experience in various aspects of commercial banking. He serves as the manager of the Tracy City/Monteagle offices of First National.

         Mr. Nelson is a general partner of Coldwell Banker-Segroves/Nelson Real Estate and has been a director of FIRST NATIONAL and FNB since summer of 1989. He is a full-time fee real estate appraiser and has been in the real estate field for approximately 18 years in sales, appraising, developing of subdivisions, condominiums, apartment buildings and residential construction.

FIRST NATIONAL, EXECUTIVE COMPENSATION

         The following table sets forth the compensation received by the President and Chief Executive Officer of FIRST NATIONAL for the periods indicated. Other than the President and Chief Executive Officer, FIRST NATIONAL has no executive officers whose total remuneration exceeded $100,000.

                                                                                             LONG-TERM COMPENSATION
                                                                                             ----------------------
                                 ANNUAL COMPENSATION                                     AWARDS               PAYOUTS
                                 -------------------                                     ------               -------
NAME AND                                                                    RESTRICTED
PRINCIPAL                                                OTHER ANNUAL          STOCK        OPTIONS/      LTIP        ALL OTHER
POSITION        YEAR       SALARY(2)      BONUS         COMPENSATION(1)       AWARDS        SARS(3)      PAYOUTS   COMPENSATION(4)
- --------        ----       ---------      -----         ---------------       ------      -----------    -------   ---------------
William Hart    1992      $ 101,200       $  -                -                  -            -             -          12,750
President and   1991          5,000         NA(2)             -                  -            -             -          _____(3)
CEO of FNB,
President &
CEO of FIRST
NATIONAL


(1) Mr. Hart was not employed by First National prior to December 9, 1991.
(2) Information under "Salary" includes fees for services as a director of First National.
(3) On December 9, 1992, Mr. Hart was granted an option to purchase 1% of FNB's outstanding common stock on the day of grant at an exercise price equal to its book value as of December 31, 1991, which was $70.01 per share.
(4) Amounts reported as "All Other Compensation" include $10,798 as reimbursement for moving expenses and use of a new automobile owned by First National, Shelbyville, Tennessee and $9,952 as payment of country club membership dues.

FNB Options and Stock Appreciation Rights

      The following two tables summarize option grants to the executive officer named in the FNB Summary Compensation Table during 1992 and the value of the options held by such officer as of December 31, 1992. No options were exercised during 1992, and FNB has not issued any stock appreciation rights.

                                                     Option/SAR Grants in 1992

                                                                                 Potential
                                                                              Realized Value at
                                                                                Assumed Annual                    Alternative
                                                                           Rates of Stock Price                to (f) and (g):
                                                                                 Appreciation                     Grant Date
             Individual Grants                                               for Option Term(2)                      Value
- ------------------------------------------------------------------------------------------------------------------------------------
                                                    Total
                                                    Options/
                                                    SARS
                                   Options/        Granted to        Exercise
                                   SARs            Employees         or Base
                                   Granted         in Fiscal         Price           Expiration
Name                               (#)               Year            ($/Sh)          Date (1)           5%(3)     10%(3)      0%(3)
- ------------------------------------------------------------------------------------------------------------------------------------
William D. Hart                    1,300            100%             70.01           12/09/02          $92,866   $201,747    $21,866
President & CEO

(1) Mr. Hart's options expire on the earlier of December 9, 2002, or nineth days from the termination of his employment.
(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of FNB's Common Stock.
(3) FNB's Common Stock would be trading at $141.45 stock price which will benefit all stockholders commensurately.
(4) FNB's Common Stock would be trading at $225.20 per share for these values to be realizable, an increase in stock price which will benefit all stockholders commensurately.


                                                                                                               Value of
                                                                                  Number of                  Unexercised
                                                                                 Unexercised                In-the-Money
                                   Shares Acquired        Value                 Options/SARs at           Options/SARs at
Name                               on Exercise (#)      Realized($)               FY-End(#)                 FY-End(#)(1)

- -----------------------------------------------------------------------------------------------------------------------------------
William D. Hart                      ---                  ---                    Exercisable                      Exercisable
President & CEO                                                                     -0-                               -0-
                                                                                 Unexercisable                   Unexercisable
                                                                                    1,300                            21,866


(1) The book value per share of Common Stock was $86.83 per share as of December 31, 1992.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The directors and officers of FNB own approximately 21.08% of the shares of FNB Common Stock issued and outstanding and will receive the Merger consideration described above. All directors of FNB are likely to retain their positions as directors of FNB.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The federal income tax discussion set forth below is abbreviated in nature and is included for general information only. FNB shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state and local and other tax laws.

      General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC or FNB as a result of the Merger, (ii) gain or loss will be recognized by the FNB shareholders only to the extent of any cash consideration received in respect to their FNB Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of UPC Common Stock); (iii) the tax basis of UPC Common Stock to be received by the FNB shareholders in connection with the Merger will be the same as the basis in the FNB Common Stock surrendered in exchange therefor, increased by the amount of any gain recognized and reduced by the amount of cash received with respect thereto and the amount allocable to a fractional share interest for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the FNB shareholders in connection with the Merger will include the holding period of the FNB Common Stock surrendered in exchange therefor, provided that the FNB Common Stock is held as a capital asset at the Effective Time of the Merger.

      Consequences of Receipt of Cash in Lieu of Fractional Shares. An FNB shareholder who is entitled to receive cash in lieu of a fractional share of UPC Common Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain or loss recognized will be capital gain (or loss) if the FNB Common Stock is held by such shareholder as a capital asset at the Effective Date of the Merger.

      Cash Received by Holders of FNB Common Stock Who Dissent. A shareholder of FNB who perfects his dissenters' rights under the laws of Tennessee and who receives a cash payment of the value of his shares of FNB Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318. In general, if the shares of FNB Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis of such shares. Each holder of FNB Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

      The Merger is intended to be treated by UPC and FNB as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of FNB and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective will include the net income of FNB and UPC for the entire fiscal period in which the Merger occurs, which is expected by UPC and FNB to be fiscal year 1994. Subsequent to the Merger becoming effective, the reported income of FNB and UPC will be combined and restated as income of UPC. The unaudited pro forma financial information contained in this Prospectus has been prepared using the pooling of interests method of accounting where applicable.

EXPENSES

      The Reorganization Agreement provides, in general, that UPC and FNB will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel.

RESALES OF UPC COMMON STOCK

      The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any shareholder who may be deemed to be an "affiliate" of FNB and therefore an "underwriter" in respect to UPC Common Stock for purposes of Rule 145 under the Securities Act as of the date of the Effective Time of the Merger. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FNB generally include individuals or entities that control, are controlled by or are under common control with FNB and will include members of the Management Group in their roles as either executive officers, directors or ten percent (10%) or greater shareholders of FNB. UPC will place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The shares of the UPC Common Stock to be delivered pursuant to the Merger to any FNB shareholder deemed an "affiliate" of FNB under the Securities Act are subject to the additional restriction on resale imposed by provisions in the Reorganization Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Merger until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and FNB for a period of not less than 30 days subsequent to the Effective Date of the Merger. Shares of UPC Common Stock delivered to any FNB shareholders deemed affiliates will bear a legend to that effect. See "Description of UPC Common and Preferred Stock--UPC Common Stock--Dividends."


                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

      As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

      The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies in Tennessee.

      A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

CAPITAL ADEQUACY

      The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is 8%. At least half of the Total capital must be composed of "Tier 1 capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder, which is Tier 2 capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

      In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average total assets, less goodwill (the "Leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage ratio applicable to UPC.

      Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

      At September 30, 1993, UPC's Total risk based capital ratio was 16.86%, Tier 1 capital ratio was 14.51% and Leverage ratio was 6.91%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

PROMPT CORRECTIVE ACTION

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") enacted in December 1991 requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6% and a Total capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "Capital Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company fails to fulfill its obligations under the guarantee and files (or has filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

      The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution becomes critically undercapitalized, the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

DIVIDEND RESTRICTIONS

      UPC is a legal entity separate and distinct from UPNB, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and shareholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

      There are statutory and regulatory requirements applicable to the payment of dividends by UPNB and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at September 30, 1993, UPNB and the Community Banks had approximately $87 million available for distribution to UPC without obtaining regulatory approval. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC.

      It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "-- Support of Subsidiary Banks."

SUPPORT OF SUBSIDIARY BANKS

      Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "-- Prompt Corrective Action."

      Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

      Because it is a bank holding company, any capital loans made by UPC to UPNB or any of the Community Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

TRANSACTIONS WITH AFFILIATES

      Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit issued on behalf of an affiliate. Further, provisions of the Bank Holding Company Act of 1956, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC INSURANCE ASSESSMENTS

      The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

RECENT BANKING LEGISLATION

      In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws. FDICIA institutes certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

      Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation to become effective no later than December 1, 1993, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

      Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB and all of the Community Banks had at September 30,1993, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material affect on the funding or liquidity of UPNB or any of the Community Banks.

      Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

      Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual on-site full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

      FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve defines by regulation to be exposure. The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

DEPOSITOR PREFERENCE

      Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

      UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of December 31, 1993, 19,656,924 shares of UPC Common Stock were issued and outstanding, and approximately 588,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,404,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of December 31, 1993; 4,095,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 690,000 shares of UPC's 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of the UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of December 31, 1993, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. The capital stock of UPC does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

UPC COMMON STOCK

      General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's charter or bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

      Dividends. Subject to the preferential dividend rights, if any, applicable to shares of UPC preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board.

      UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

      Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

      Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

      Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

      Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

      Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on
November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve Board, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

      Certain provisions of UPC's charter and bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

      Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by shareholders.

      The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

      Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

      Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

      The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws.
The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

      The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

      In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning 5% or more of any class of equity securities of UPC.

      The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company sought to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

      At the Effective Time of the Merger, shareholders of FNB (except for any FNB shareholder properly exercising dissenters' rights) automatically will become holders of the UPC Common Stock of UPC, and their rights as holders of the UPC Common Stock will be determined by the Tennessee Business Corporation Act and by UPC's charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and FNB.

REMOVAL OF DIRECTORS

      FNB's bylaws provide that its directors may be removed with cause by vote of a majority vote of the entire FNB Board. FNB's Directors may be removed with or without cause by the vote of a majority of the shareholders entitled to vote at a regular or special meeting.

      UPC's bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED SHAREHOLDER VOTES

FNB/s charter and bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a shareholder vote. The UPC charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

FNB's bylaws provide for only one class of directors, and shareholders are entitled to elect all FNB directors annually. The number of directors may be fixed from time to time by a majority of the entire board of directors within the parameters set forth in the Bylaws.

UPC's bylaws provide for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one-third of UPC's directors annually. The number of directors shall benot less than seven (7) nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.


      First National Bancorp of Shelbyville, Inc. was organized as a Tennessee corporation in 1982, and is headquartered in Shelbyville, Tennessee. FNB is a one-bank holding company registered with and regulated by the Federal Reserve. First National Bank of Shelbyville was chartered as a national banking association in 1931 and commenced operations that same year. FIRST NATIONAL'S main office is located at 111 West Side Square, P. O. Box 500, Shelbyville, Tennessee 37160. There are two other full service branches in Shelbyville, one full service branch in Monteagle, Tennessee, and one full service branch in Tracy City, Tennessee. Both the Tracy City and Monteagle branches are located in Grundy County, Tennessee and were acquired from the FDIC in 1985. The Grundy County branches are approximately 60 miles southeast of Shelbyville, Tennessee. FIRST NATIONAL had total assets as of September 30, 1993, of $169 million and total deposits of $154 million, and is engaged in the general banking business, including taking deposits from the public and using such deposits, together with other funds to make loans and investments. FIRST NATIONAL is a national bank and a member of the Federal Reserve System. The deposits of FIRST NATIONAL are insured by the FDIC up to the maximum allowed by law.

      All of the outstanding shares of common stock of FIRST NATIONAL are owned by FNB. FNB has one other direct subsidiary, First Leasing Corporation of Shelbyville, Inc., which is an inactive leasing company.

      As of January 1, 1994, FIRST NATIONAL had approximately 85 full-time employees and 6 part-time employees. FNB and the leasing company have no employees. Management believes that FIRST NATIONAL has a good relationship with its employees. FIRST NATIONAL has a defined benefit pension plan and a flexible benefits and 401(k) plan for its employees as well as group health, disability and life insurance coverage.

PROPERTY

      FIRST NATIONAL owns its main office and all branch offices. FIRST NATIONAL also owns various parcels of foreclosed property.

COMPETITION

      FIRST NATIONAL competes with numerous other commercial banks and other financial institutions in Bedford and Grundy Counties in Tennessee. There are other commercial banks, savings and loan institutions, credit unions, and other companies offering financial services in Bedford, Grundy and surrounding counties.

DEPOSITS

      Management of FIRST NATIONAL does not believe there are any depositors whose withdrawals would have a significant effect on the deposits of FIRST NATIONAL.

LEGAL PROCEEDINGS

      As of the date of this proxy statement, neither FNB nor FIRST NATIONAL is involved as defendant in any legal matters that management of FNB deems would have a material impact on the financial position or results of operations of FNB.

MARKET PRICE OF FNB COMMON STOCK

      The FNB Common Stock has no established trading market, and relatively few transfers have occurred since FNB was organized in 1982. In 1992 FNB issued 30,000 shares of FNB Common Stock at $68.00 per share in a common stock offering to new and existing shareholders. There has been only intermittent trading in the FNB Common Stock, all of which has occurred in the price range between $68.00 and $175.00 per share. As of January 19, 1994, there were 410 shareholders of record of the FNB Common Stock and a total of 130,000 shares of FNB Common Stock issued and outstanding.

      FIRST NATIONAL has historically declared and paid dividends semi-annually with all dividends payable to FNB to be used for funding of FNB'S dividend payments to its shareholders. FNB has historically declared and paid cash dividends semi-annually totalling $4.00 per share annually. For calendar years 1991 and 1992 no dividends were declared due to the provisions in the formal agreement with the Office of the Comptroller of the Currency ("OCC") that FIRST NATIONAL entered into on March 26, 1991. See "Regulatory Agreements." FIRST NATIONAL declared a $97,500 dividend with the permission of the OCC on September 21, 1993, which was paid to FNB, which then declared and paid a dividend to the shareholders of FNB on October 1, 1993. FIRST NATIONAL declared a $97,500 dividend with the permission of the OCC on November 30, 1993, which was paid to FNB and then to the shareholders of FNB on December 31, 1993.

REGULATORY AGREEMENT

      FIRST NATIONAL entered into a formal agreement with the OCC on March 26, 1991, to take certain actions to improve the financial condition of FIRST NATIONAL. The agreement is a "written statement" for purposes of 12 U.S.C.
Section 1818(b)(1) and therefore is enforceable against FIRST NATIONAL and affiliates of FIRST NATIONAL including its directors, officers, employees, controlling stockholders and others who participate in the conduct of the affairs of FIRST NATIONAL. Violation of the agreement by FIRST NATIONAL may give rise to enforcement proceedings including the imposition of cease-and-desist orders and civil money penalties against FIRST NATIONAL or its institution-affiliated parties or removal and prohibition orders against institution- affiliated parties.

      FNB and FIRST NATIONAL believe that they are in full compliance with the above-described agreement.

CERTAIN BENEFICIAL HOLDERS OF FNB COMMON STOCK

      The following table sets forth certain information with respect to those known to FNB to be beneficial owners of more than five percent (5%) of the FNB Common Stock.

NAME AND ADDRESS OF                                                                   NUMBER OF      % OF
  BENEFICIAL OWNER                                                                     SHARES        TOTAL
- -------------------                                                                   ---------      -----
David L. Howard(1)                                                                     10,763         8.28%
Shelbyville, TN

Edward Normanda S. Huffman(2)                                                          12,701         9.77%
Normanda S. Huffman(2)
Shelbyville, TN

(1)    Mr. Howard is also a director of FNB.

(2) Ms. Huffman is the wife of Edward C. Huffman, retired Chairman of the Board of FNB and a Director Emeritus of FNB and FIRST NATIONAL.

HOLDINGS OF FNB COMMON STOCK BY FNB MANAGEMENT

       The following executive officers and directors of FNB and FIRST NATIONAL held the following amounts and percentages of the outstanding FNB Common Stock as of January 19, 1994:

                                                                                     NUMBER OF           % OF
  NAME                                                                                SHARES           TOTAL(1)
  ----                                                                               ---------         --------
D. B. Nelson, Jr.                                                                       1,100             .85%

John T. Bobo                                                                            2,703            2.08%

James H. Caperton, Jr.                                                                    520             .40%

Thomas W. Hickerson                                                                     1,300            1.00%

Eugene B. Higgins                                                                         728             .56%

Delores V. Hornaday                                                                       187             .14%

David L. Howard                                                                        10,763            8.28%

Edward C. Huffman, Jr.                                                                  3,359            2.58%

L. Gordon Johnson                                                                       5,121            3.94%

H. Malcolm Judd                                                                         1,000             .77%

C. Bailey Little, Jr.                                                                     518             .40%

Jennifer J. Feldhaus                                                                      103             .08%

Lee M. McFarland                                                                            1             .00%

Sam P. McClatchy                                                                         None             .00%

All Executive Officers and Directors as
  a Group (14 persons)                                                                 27,403           21.08%


(1) Individual percentages may differ from total percentage due to rounding to the nearest hundredth.

                  FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The discussion and tabular data presented below analyze major factors and trends regarding the financial condition of FNB as of December 31, 1992 and 1991 and the results of operations of FNB for each of the fiscal years ended December 31, 1992, 1991, and 1990 and the nine month periods ended September 30, 1993 and 1992. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto as of and for the three years ended December 31, 1992 and the unaudited interim financial statements as of and for the nine-month periods ended September 30, 1993 and 1992, presented in Appendix A of the Prospectus and Proxy Statement.

OVERVIEW

         For a summary of selected consolidated financial data as of and for the years ended December 31, 1988 through 1992 and for the nine-month periods ended September 30, 1993 and 1992, see page 10 of this Prospectus and Proxy Statement. Since December 31, 1988, total assets of FNB have grown at an average annual rate of approximately 1.98% to $162.7 million at December 31, 1992. This growth rate has continued in 1993, with assets increasing to $169.2 million at September 30, 1993, which represents an annualized growth rate of 5.41%.

         FNB's net income for the year ended December 31, 1992 of $2,247,000 is the highest level of income for the five-year period ended December 31, 1992, and the net loss of $3,817,000 for the year ended December 31, 1991, represents the lowest earnings for the same five year period. Net income for the nine-month period ended September 30, 1993 was $2,463,000, representing an increase of $581,000 from net income of $1,882,000 for the same period in 1992. Net income for the nine-month period ended September 30, 1993, includes a $1,282,000 cumulative effect of an accounting change for income taxes.

Management of FNB expects growth to continue in both assets and earnings; however, such growth is dependent on the economies of the markets served by FNB and other factors which are discussed below. FNB is headquartered in Shelbyville, Bedford County, Tennessee.

SOURCES AND USES OF FUNDS

         FNB has a variety of sources of funds available, but its primary resource is the taking of deposits from customers, both individual and business. FNB's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, FNB utilizes time deposits over $100,000 and public deposits for additional sources of funds. At December 31, 1992, the percentage of time deposits over $100,000 to total deposits was 11.03% compared to 12.88% at December 31, 1991. The acquisition of deposits is from customers, individuals and businesses within FNB'S market area. Management of FNB believes that the rates offered for deposits are competitive with other financial institutions in FNB'S market area. FNB'S primary use of funds is the making of loans to customers.

         During 1992, the loan portfolio averaged 49.27% of total earning assets of FNB compared to 57.60% in 1991. Table 4 presents the composition of the loan portfolio at December 31, 1992 and 1991. FNB'S loan portfolio is comprised of loans to individuals and businesses secured by various types of collateral and in certain circumstances the loans are extended on an unsecured basis.

         A secondary use of funds is the purchasing of debt securities. During 1992, the investment portfolio averaged 43.65% of total earning assets of FNB compared to 38.47% in 1991. As of December 31, 1992 and 1991 there were no securities classified in the portfolio as held for sale. The average yields and maturities of the portfolio are detailed in Table 3. The portfolio is comprised of U.S. Treasury obligations, obligations of U.S. Government agencies, obligations of state and local governments and other securities. While FNB may continue to upgrade or reposition the portfolio, FNB's management has not in the past nor does it intend to in the future to trade securities for profit or to depend upon securities gains for a regular source of income. Securities gains and losses have not had a material impact on the results of operations for the years ended December 31, 1992, 1991, and 1990. At September 30, 1993, the market value of the investment portfolio exceeded the carrying value by approximately $3,471,000.

         For liquidity purposes, FNB has also invested other funds in interest-bearing deposits at other financial institutions and federal funds sold. The level of such invested funds varies based on the liquidity needs of FNB and the timing of other activities of FNB, including lending and deposit activities.

FINANCIAL CONDITION

         Total assets have increased at September 30, 1993 to $169.2 million, compared to $162.7 million at December 31, 1992. Total assets were $157.9 million at December 31, 1991.

         Total loans, net of unearned income, at September 30, 1993 were $67.2 million, compared to $71.0 million and $80.0 million at December 31, 1992 and 1991, respectively.

         Investment securities totaled $89.9 million at September 30, compared to $78.6 million and $62.8 million at December 31, 1992 and 1991, respectively. The level of investment securities in the future will depend on loan demand and the ability of management to attract quality loans.

         Federal funds sold and interest-bearing deposits at financial institutions totaled $3.7 million at September 30, 1993, compared to $6.0 million at December 31, 1992, a $2.3 million decrease. Such invested funds totaled $8.3 million at December 31, 1991. This decrease, which was primarily in Federal funds sold, shows the increased investment in securities as of September 30, 1993.

         Customer deposits totaled $153.9 million as of September 30, 1993, a $3.7 million increase over total deposits of $150.2 million as of December 31, 1992. Total deposits increased $700,000 from total deposits of $149.5 million at December 31, 1991 to December 31, 1992.

         At September 30, 1993, FNB'S loan to deposit ratio was 43.64%, compared to 47.28% and 53.51% at December 31, 1992 and 1991, respectively.

         Total shareholders' equity as of September 30, 1993, was $13.7 million compared to $11.3 million and $7.0 million at December 31, 1992 and 1991, respectively. The increase for each period is attributable to net income for the applicable period plus the sale of capital stock on July 15, 1992, the net proceeds of which was $2,040,000.

         FNB'S equity to assets ratio was 8.07% at September 30, 1993, compared to 6.94% and 4.43% as of December 31, 1992 and 1991, respectively.

RESULTS OF OPERATIONS-NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992

         NET INCOME- Net income for the nine-month period ended September 30, 1993 was $2,463,000 or $18.95 per common share, an increase from the $1,882,000 or $17.37 per common share reported for the same period in 1992. A detailed analysis of the components of net income is included below. Net income for the nine-month period ended September 30, 1993 included $1,282,000 ($9.86 per common share) as a result of a cumulative effect of an accounting change in income taxes.

         The annualized return on average assets for the nine-month period ended September 30, 1992 was 1.99% versus the 1.58% for the same period in 1992 and 1.41% for the year ended December 31, 1992. The annualized return on average shareholders' equity for the nine-month period ended September 30, 1993 was 25.87%, compared to 29.85% for the same period in 1992 and 24.82% for the year ended December 31, 1992.

         NET INTEREST INCOME- Net interest income is the major component of FNB'S income. Net interest income before the provision for loan losses was $4,923,000 and $4,755,000 for the nine-month periods ended September 30, 1993 and 1992, respectively. Total interest income decreased from $9.7 million for the nine-months period ended September 30, 1992 to $8.9 million for the same period in 1993. Total interest expense decreased from $5.0 million for the nine-month period ended September 30, 1992 to $4.0 million for the same period in 1993. The decreases in total interest income and interest expenses are a result of the declining interest rate environment experienced in 1991 and 1992, continuing in 1993. The declining interest rate environment has reduced the yield on interest-earning assets as well as decreasing the rate paid on interest-bearing liabilities.

         PROVISION FOR LOAN LOSSES- The provision for loan losses for the nine-month periods ended September 30, 1993 and 1992 were $0 and $382,000, respectively. The allowance for loan losses, which totaled $2.9 million at September 30, 1993, has been, in management's opinion, sufficient to absorb any losses inherent in the loan portfolio and levels of nonperforming loans.
Future provisions for loan losses, if any, will be based on past loan experience, growth and composition of the loan portfolio, as well as the then current economic conditions. The $2.9 million allowance for loan losses at September 30, 1993 represents 4.30% of the gross outstanding loans as of that date.

         A summary of the activity in the allowance for loan losses for the nine-month periods ended September 30, 1993 and 1992 is set forth below ($000's omitted):

                                                                                           SEPTEMBER 30
                                                                                           ------------
                                                                                       1993          1992
                                                                                       ----          ----
         Balance-January 1                                                           $   3,970    $    3,960
         Provision charged to expense                                                        0           382
         Net loans charged-off                                                          (1,081)         (297)
                                                                                        -------        ------
         Balance at period end                                                       $   2,889    $    4,045

         Loans past due 90 days or more and still accruing interest were $60,000 and $370,000 at September 30, 1993 and December 31, 1992, respectively. At September 30, 1993 and December 31, 1992, FNB has $1,608,000 and $2,349,000,
respectively, in loans on nonaccrual status. Loans are placed on nonaccrual status when they become past-due as to principal or interest and in the opinion of management the loans are not in the process of collection or well-secured.

         Management has reviewed in detail all loans outstanding as of September 30, 1993, and believes there are no loans outstanding which are not past due or on nonaccrual status as of September 30, 1993, that would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

         As of September 30, 1993, there were no foreign loans outstanding and no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of total loans outstanding.

         FNB'S rollover policy consists of an item by item review of maturing loans. Each maturing loan is evaluated to determine if such loan will be renewed (or rolled over) and if so, at what amount, rate and maturity.

         NONINTEREST INCOME- Noninterest income for the nine-month period ended September 30, 1993 was $877,000, a decrease of $249,000 from the $1,126,000 for the same period in 1992. The primary sources of noninterest income are from service charges on deposits and other miscellaneous income from the operations of FNB. No significant increases or decreases from 1992 to 1993 in the individual items comprising noninterest income occurred. Securities gains were $256,000 for the nine-month period ended September 30, 1993, compared to $374,000 gain for the same period in 1992.

         NONINTEREST EXPENSES- Noninterest expenses for the nine-month period ended September 30, 1993 were $3,891,000, a $275,000 increase from the $3,616,000 reported for the same period in 1992. The primary components of noninterest expenses are salaries and wages, occupancy and equipment expenses, FDIC insurance premiums and other miscellaneous operating expenses of FNB. The increase was primarily due to the restoration of director and committee fees after being discontinued in 1992, the restoration of funding of the pension plan after temporary halt in 1992, and an increase in FDIC premiums.

         INCOME TAXES- The provision for income taxes for the nine-month period ended September 30, 1993 totaled $728,000, compared to $1,000 for the same period in 1992. The increase is due to the adoption and booking of the deferred tax asset and loss carryforwards according to FAS No. 109 in early 1993.

         Effective January 1, 1993, FNB adopted FAS No. 109, "Accounting for Income Taxes" which had a material impact on FNB's financial position and results of operations. The cumulative effect of the accounting change was $1,282,000, which is included in the net income for the nine-month period ended September 30, 1993.

RESULTS OF OPERATIONS-FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

         NET INCOME- Net income for 1992 was $2,247,000, a significant increase over the net loss of $3,817,000 for 1991. 1990 also had a net loss of $1,205,000. Both of the loss years were due to extraordinarily high provisions for loan losses.

         A more detailed analysis of the components of net income and the changes in such components is included under the appropriate captions below.

         NET INTEREST INCOME- Net interest income, the major component of FNB'S income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Table 1-Interest Rates and Interest Differential, and Table 2- Volume and Yield/Rate Variances, in the following information, provide an analysis of net interest income for the years ended December 31, 1992, 1991 and 1990.

         Net interest income was $6.4 million for the year ended December 31, 1992, compared with $6.2 million and $6.1 million for the years ended December 31, 1991 and 1990, respectively. The growth in net interest income has come from increased levels of interest-earning assets and the changes in yield and rates that have changed the overall levels of total interest income.

         PROVISION FOR LOAN LOSSES- The allowance for loan losses has been, in the opinion of management, sufficient to maintain adequate support for the loan portfolio. The level of provisions for loan losses is based on past loan experience, growth, composition of the loan portfolio, as well as current conditions. FNB recorded provisions for loan losses totaling $382,000, $4,952,000 and $3,224,000 for the years ended December 31, 1992, 1991 and 1990, respectively. The significant increases in 1990 and 1991 were the result of increases in the level of nonperforming loans and deterioration of certain specific credits.

         Table 7 in the accompanying information presents a "Summary of Loan Loss Experience" for the years ended December 31, 1992,and 1991. The amounts of nonperforming assets represents risks in the loan portfolio; however, a major portion of such loans is collateralized and should not be interpreted as losses.

         NONINTEREST INCOME- Total noninterest income for 1992 was $1,370,000, a $489,000 increase from the $881,000 reported for 1991. 1991 noninterest income decreased $360,000 from the $1,241,000 reported for 1990. The increase in non-interest income in 1992 from 1991 is due primarily to gains on securities in 1992 of $374,000 versus $17,000 in 1991.

         Management continues to identify new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

         NONINTEREST EXPENSE- Total noninterest expenses for 1992 were $5.1 million or $900,000 less than the $6.0 million reported for 1991. Total noninterest expenses for 1990 were $5.4 million, which is an increase in 1991 of $600,000 or 11.11%. The decrease in 1992 compared to 1991 was attributable to a temporary halt in directors and committee fees, director's deferred compensation, funding of the employee's retirement plan and other operating expenses in 1992. The increase in noninterest expenses in 1991 over 1990 were primarily concentrated in large legal and other real estate expenses in connection with the deterioration of certain specific credits. Also, there was a permanent loss on a bond carried in the investment portfolio and a significant increase in FDIC premiums.

         Management continues to monitor the level of noninterest expenses to identify cost reductions where applicable; however, no significant reductions are expected.

         INCOME TAXES- Income Tax expense totaled $745,000, ($48,000) and ($125,000) for the years ended December 31, 1992, 1991, and 1990, respectively. The 1992 expense of $745,000 was offset by a tax benefit due to loss carryforward of $699,000 making the net income tax effect an expense of $46,000. The 1992 expense of $745,000 before the tax benefit represents a 32.49% effective tax rate. Since 1991 and 1990 were loss years, effective tax rate computations are meaningless.

         REGULATORY ASSESSMENTS- FNB is required to pay certain fees to the FDIC and the Office of the Comptroller of the Currency (OCC). FDIC insurance and OCC assessments totaled $386,000, $362,000 and $212,000 for the years ended December 31, 1992, 1991 and 1990, respectively. The current assessment rate is 26 cents per $100 of deposits. Depending on the level and soundness of the FDIC insurance fund, this assessment could increase in the future.

         EFFECTS OF INFLATION- A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the price of other goods and services.

         ACCOUNTING PRONOUNCEMENTS- In December 1990, the FASB issued Statement on Financial Accounting Standard No. 106, "Employer Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). As a non-public employer with fewer than 500 employees, FNB is not required to adopt, and has not adopted, SFAS 106 as of September 30, 1993. However, the impact of such adoption in the future is not expected to have a material impact on FNB'S financial position or results of operations.

         Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", ("SFAS 109") was issued in February 1991 and adopted by FNB effective January 1, 1993. Implementation resulted in the recording of a cumulative effect adjustment of $1,282,000 during the nine-month period ended September 30, 1993.
         Statement on Financial Accounting Standard No. 115, "Accounting for Certain Debt Securities ("SFAS 115") was issued in 1993. FNB expects to adopt SFAS 115 as of July 1, 1994; however the impact of such adoption is not expected to be significant.

                                    TABLE 1
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                    INTEREST RATE AND INTEREST DIFFERENTIAL
                        For the Years Ended December 31,
                                ($000'S OMITTED)


                                                       1992                         1991                        1990
                                             Average   ----    Yield/     Average   ----     Yield/  Average    ----    Yield/
                                             Balance  Interest   Rate     Balance  Interest    Rate   Balance  Interest   Rate
                                             -------  --------  ------    -------  --------    ----   -------  --------   ----
ASSETS
  Interest Earning Assets

    Loans, net of unearned income (1)        $75,647    $7,650   10.11%   $89,883   $10,107   11.24%  $95,469   $11,161    11.69%

    Taxable Investment Securities (2)         64,021     4,559    7.12%    54,925     4,380    7.97%   47,982     4,122     8.59%

    Nontaxable Investment Securities             800        49    6.13%     2,428       136    5.60%    7,341       518     7.06%

    Federal Funds Sold                        10,881       377    3.46%     6,132       337    5.50%    3,039       245     8.06%

    Deposits at other Financial Institutions   2,194       171    7.79%     2,692       228    8.47%    2,992       268     8.96%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

      Total Interest Earning Assets (2)     $153,543   $12,806    8.34%  $156,060   $15,188   9.73%  $156,823   $16,314    10.40%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

  Noninterest Earning Assets

    Cash and Due from Banks                   $4,310                       $4,358                      $4,207

    Premises and Equipment                     2,441                        2,600                       2,352

    Other Assets                               3,220                        4,447                       4,770

    Less Allowance for Loan Losses            (4,053)                      (2,862)                     (1,815)
                                            --------                     --------                    --------

      TOTAL ASSETS                          $159,461                     $164,603                    $166,337
                                            ========                     ========                    ========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Interest Bearing Liabilities

    Now Accounts                             $22,668      $734    3.24%   $18,177      $823   4.53%   $16,017      $804     5.02%

    Money Market Accounts                     12,716       443    3.48%    14,223       748   5.26%    13,569       871     6.42%

    Savings Deposits                          13,822       482    3.49%    11,073       590   5.33%     9,987       571     5.72%

    Certificates of deposit $100,000 and over 17,401       912    5.24%    20,660     1,463   7.08%    21,885     1,765     8.06%

    Other Time Deposits                       69,031     3,813    5.52%    75,205     5,377   7.15%    78,493     6,236     7.94%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

      Total Interest Bearing Liabilities    $135,638    $6,384    4.71%  $139,338    $9,001   6.46%  $139,951   $10,247     7.32%
                                            --------  --------   ------  --------   -------   ------ --------  --------    ------

Noninterest Bearing Liabilities

    Demand Deposits                          $13,621                      $13,312                     $13,895

    Other Liabilities                          1,340                        3,084                       1,532

    Shareholders' Equity                       8,862                        8,869                      10,959
                                            --------                     --------                    --------

      Total Liabilities and                 $159,461                     $164,603                    $166,337
                                            ========                     ========                    ========
       Shareholders' Equity

NET INTEREST INCOME                                     $6,422                       $6,187                      $6,067
                                                       =======                      =======                      ======
NET YIELD ON INTEREST EARNING ASSETS                              4.18%                       3.96%                        3.87%
                                                                  =====                       =====                        =====

       (1) Nonaccruing loans are included in the daily average loan amount outstanding and income on such loans is recognized as received. Loan fees for all three years are included in the interest amounts for loans, but in each case were immaterial in amount.
       (2) These amounts have not been presented on a tax-equivalent basis.

                                    TABLE 2
                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.
                        VOLUME AND YIELD/RATE VARIANCES
                                ($000'S OMITTED)

                                                            1992 Compared to 1991                  1991 Compared to 1990
                                                            ---------------------                  ---------------------
                                                             Increase (Decrease)                    Increase (Decrease)

                                                                 Due to (1)                              Due to (1)
                                                                 ----------                              ----------

                                                        Volume      Rate         Net          Volume       Rate         Net
                                                        ------      ----         ---          ------       ----         ---
        Interest Earned on:
             Loans, net of unearned income (1)        ($1,600)      ($857)     ($2,457)        ($653)      ($401)    ($1,054)

             Taxable Investment Securities (2)            725        (546)         179           596        (338)        258

             Nontaxable Investment Securities             (91)          4          (87)         (347)        (35)       (382)

             Federal Funds Sold                           261        (221)          40           249        (157)         92

             Deposits at other Financial Institutions     (42)        (15)         (57)          (27)        (13)        (40)
                                                      --------     -------      -------       -------     -------     -------

           Total income from Interest Earning Assets     (747)     (1,635)      (2,382)         (182)       (944)     (1,126)

        Interest Paid on:

             Now Accounts                                 203        (292)         (89)          108         (89)         19

             Money Market Accounts                        (80)       (225)        (305)           42        (165)       (123)

             Savings Deposits                             147        (255)        (108)           62         (43)         19

             Certificates of                             (231)       (320)        (551)          (99)       (203)       (302)
             deposit $100,000 and over

             Other Time Deposit                          (441)     (1,123)      (1,564)         (261)       (598)       (859)
                                                      --------     -------      -------       -------     -------     -------


        Total Expense on Interest Bearing Liabilities    (402)     (2,215)      (2,617)         (148)     (1,098)     (1,246)
                                                      --------     -------      -------       -------     -------     -------

        NET INTEREST INCOME                             ($345)       $580         $235          ($34)       $154        $120
                                                      ========     =======      =======       =======     =======     =======


        (1) The change in interest due to both rate and volume has been allocated on a consistent basis to rate.

                                    TABLE 3

                        PORTFOLIO MATURITIES AND YIELDS
                             (Dollars in thousands)


                                                                         DECEMBER 31, 1992
                                                                         -----------------
                                                                                                 AVERAGE
                                                                                BOOK VALUE        YIELD
                                                                                                 -------
U. S. Treasury and Government Agency
  Securities:
         Within One Year                                                     $       3,947       6.88%
         One to Five Years                                                          41,324       6.23
         Over Ten Years                                                              8,313       6.85
                                                                             -------------
                 Total                                                              53,584

Obligations of State and
   Political Subdivisions(1):
         Within One Year                                                               173       5.58
         One to Five Years                                                             345       8.38
         Five to Ten Years                                                             630       8.69
         Over Ten Years                                                                564       7.84
                                                                             -------------
                 Total                                                               1,712

Mortgage Backed Securities                                                          22,910       7.72
Marketable Equity Securities with no
   maturity                                                                            358
                                                                             -------------

                 Total Investments                                           $      78,564
                                                                             =============


(1) The average yield is not presented on a tax-equivalent basis.

         There are no investment securities (other than securities of the U. S. Government and its agencies and Mortgage Backed Securities) which have an aggregate book value as of December 31, 1992 exceeding ten percent (10%) of shareholders' equity as of that date.

Table 4 presents a summary of loans by category as of December 31, 1992 and 1991.

                                    TABLE 4

                            GROSS LOANS BY CATEGORY
                             (Dollars in Thousands)


                                                                              December 31,
                                                                     1992                    1991
                                                                     ----                    ----
         Real Estate:
           Secured by single-family                                 $29,241                   $29,472
           Construction, land development
             and other commercial                                    15,698                    14,713
           Secured by Farmland                                        3,506                     4,705
           Secured by Multi-Family                                       41                        51
           Commercial and Industrial                                 10,884                    15,639
           Agricultural                                                 972                     1,462
           Individual Installment                                    10,123                    12,484
           Lease Financing                                                0                       455
           Other Loans                                                  669                     1,397
                                                                    -------                   -------

                 Total                                               71,134                    80,378
           Unearned Income                                              116                       362
                                                                    -------                   -------

                 Loans, net of unearned income                      $71,018                   $80,016
                                                                    =======                   =======

         Loans made by FNB to directors, executive officers and those individuals or organizations that are related to them totaled $463,000 and $313,000 as of December 31, 1992 and 1991, respectively. All of these loans were made in the normal course of business on substantially the same terms as extended to other customers of comparable size and financial status and the loans did not include more than a normal risk of collectibility or present any other unfavorable terms.

Table 5 sets forth the loan maturity and interest rate sensitivity of loans as of December 31, 1992.

                                    TABLE 5

                                 LOAN MATURITY
                            As of December 31, 1992
                             (Dollars in Thousands)

Fixed Rate Loans
         Three months or less                                                                $ 6,868
         After three months through one year                                                   7,126
         After one year through five years                                                     7,700
         After five years                                                                      1,349
                                                                                             -------

                          Total fixed rate loans                                              23,043

Floating rate loans:
         Repricing quarterly or more frequently                                               17,870
         Repricing annually or more frequently, but
                 less than quarterly                                                          13,547
         Repricing every five years or more frequently,
                 but less than annually                                                       14,325
                                                                                             -------

                 Total Floating Rate Loans                                                    45,742
                                                                                             -------

                          Total Loans (1)                                                    $68,785
                                                                                             =======

(1) Net of nonaccrual loans ($2,349) and Unearned Income ($116).

Table 6 sets forth information on the nonperforming loans in FNB's loan portfolio as of December 31, 1992 and 1991. Although the amounts shown represent risks in the loan portfolio, the major portions are collateralized and should not be interpreted as losses.

                                    TABLE 6

                              NONPERFORMING ASSETS
                             (Dollars in thousands)


                                                                            December 31,
                                                                      1992              1991
                                                                      ----              ----
Nonaccrual loans                                                      $2,349            $3,377
Loans Past Due 90 Days                                                   370               169
Other Real Estate Owned                                                  151             1,330
                                                                    --------          --------

         Total Nonperforming Assets                                   $2,870            $4,876
                                                                    ========          ========

         Commercial and real estate loans are placed on nonaccrual status when they become ninety days or more past due as to principal or interest unless in the opinion of management, the loans are both well secured and in the process of collection.

         At December 31, 1992, there were no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of the total loans outstanding. There were no foreign loans outstanding at December 31, 1992 or 1991.

                                    TABLE 7

                        SUMMARY OF LOAN LOSS EXPERIENCE
                        For the Years Ended December 31,
                             (Dollars in thousands)


                                                                      1992              1991
                                                                      ----              ----
Balance, January 1,                                               $  4,415            $  2,804
Provision for Loan Loss                                                382               4,952
Loans Charged-Off:
         Commercial, agricultural and
                 real estate                                         1,441               2,895
         Installment                                                   221                 783
                                                                  --------            --------
                 Total loans charged-off                             1,662               3,678

Recoveries:
         Commercial, agricultural and
                 real estate                                           663                 151
         Installment                                                   172                 186
                                                                  --------            --------
                 Total recoveries                                      835                 337
                                                                  --------            --------
Net Charge-offs                                                        827               3,341
                                                                  --------            --------

Balance, December 31,                                             $  3,970            $  4,415
                                                                  ========            ========

Loans, net of unearned income:
         Year end                                                 $ 71,018            $ 80,016
         Average during Year                                        75,647              89,883

Allowance for loan losses to year
  end loans, net of unearned income                                   5.59%               5.52%

         In determining the amount of the provision for loan losses and allowance for loan losses, management considers past loan charge-offs, the level of past due an nonaccrual loans, the size and mix of the portfolio, adverse classifications at recent regulatory examinations, general economic conditions in the market area, and most importantly, a review of individual loans to identify potential credit problems. The level of allowances for loan losses is believed adequate in relation to the size, mix and quality of the loan portfolio.

         Table 8 presents an allocation of the allowance for loan losses by different loan categories. The allocation is based on a number of qualitative factors, including management's review of the reserve. The amounts presented are not necessarily indicative of the actual amounts which will be charged to any particular loan category.

                                    TABLE 8
                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                                                             December 31,
                                                               1992                                1991
                                                               ----                                ----
                                                     Amount              %               Amount             %
                                                     ------             --               ------            --

Real Estate                                         $    970            25              $    979           22
Commercial and Industrial                              2,707            69                 3,023           69
Agricultural                                              78             2                   117            3
Lease Financing                                            0             0                    18            0
Other                                                    215             4                   278            6
                                                    --------           ---              --------          ---

         TOTAL                                      $  3,970           100              $  4,415          100
                                                    ========           ===              ========          ===

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

         FNB views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements, that is, the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which FNB monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains a federal funds sold balance it believes necessary to meet FNB's daily cash needs. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

DEPOSITS

         Table 9 sets forth the average balance on FNB deposit accounts for the periods indicated. Average rates paid on deposits by FNB are reflected in Table 1.

                                    TABLE 9
                               Average Deposits
                               ----------------
                            (Dollars in thousands)





                                                                            December 31,
                                                                      1992              1991
                                                                      ----              ----
Interest Bearing:
      Demand                                                      $ 35,384          $ 32,400
         Savings                                                    13,822            11,073
         Time                                                       86,432            95,865
Noninterest Bearing:
         Demand                                                     13,621            13,312
                                                                  --------          --------

         Total Deposits                                           $149,259          $152,650
                                                                  ========          ========

         Included in time deposits are $15,800,000 of certificates of deposit of $100,000 or greater, the maturities of which are set forth in Table 10 below.


                                    TABLE 10

                             Time Deposit Maturity
                            As of December 31, 1992
                             (Dollars in thousands)

Maturing

3 months or less                                                      $5,349
Over 3 months through 12 months                                        8,550
Over 12 months through 5 years                                         1,901
Over 5 years                                                               0
                                                                    --------

         Total                                                       $15,800
                                                                   =========

                          VALIDITY OF UPC COMMON STOCK

         The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and UPNB and receives compensation from UPC.

                                    EXPERTS

     The consolidated financial statements of Union Planters Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UPC for the year ended December 31, 1992, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of Security Trust Federal Savings and Loan Association and SaveTrust Federal Savings Bank for the year ended December 31, 1992, incorporated in this Prospectus by reference to UPC's Annual Report on Form 10-K dated December 31, 1992, have been so incorporated in reliance upon the report of Horne CPA Group, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Mid-South Bancorp, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Baird, Kurtz & Dobson, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Bank of East Tennessee as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Central State Bancorp, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Williams and Jerrolds, P.C., independent accountants, incorporated, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of First Federal Savings Bank and subsidiary, of Maryville, Tennessee, as of December 31, 1992 and 1991, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been incorporated in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Garrett Bancshares, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated September 27, 1993, have been so incorporated in reliance on the report of Heathcott & Mullaly, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of First National Bancorp of Shelbyville, Inc. as of and for the year ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated October 14, 1993, have been so incorporated in reliance on the report of Winnett Associates, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Tennessee Bancorp, Inc. as of December 31, 1992 and 1991 and for the years ended December 31, 1992 and 1991, the six months ended December 31, 1990 and the year ended June 30, 1990 incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated October 14, 1993, have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           The consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary, of Maryville, Tennessee, as of December 31, 1992 and 1991, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated January 10, 1994, have been incorporated in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Clin-Ark Bancshares, Inc. as of December 31, 1992 and for the year ended, incorporated in this Prospectus by reference to the Current Report on Form 8-K of UPC dated January 10, 1994, have been audited by Frost & Company, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given on the authority of said firm as experts in auditing and accounting.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER

A-1  --    First National Bancorp of Shelbyville, Inc. Audited Consolidated
           Financial Statements as of December 31, 1992 and 1991, and for the three years ended December 31, 1992

A-2  --    First National Bancorp of Shelbyville, Inc. Unaudited Consolidated
           Financial Statements as of September 30, 1993, and for the three-month and nine-month periods ended September 30, 1993 and 1992

B    --    Agreement and Plan of Reorganization, along with the Plan of
           Merger annexed thereto as Exhibit A

C    --    Excerpt from Tennessee Business Corporation Act, as
           amended--Dissenters' Rights

                                 APPENDIX A-1


                 First National Bancorp of Shelbyville, Inc.


                  Audited Consolidated Financial Statements as of December 31, 1992 and December 31, 1991 and for the three years ended

                                    CONTENTS


                                                                                                                Page
Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Audited Financial Statements
Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

Consolidated Statement of Changes in Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Consolidated Statement of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Consolidated Statement of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
First National Bancorp of Shelbyville, Inc.
Shelbyville, Tennessee


                 We have audited the accompanying consolidated balance sheet of First National Bancorp of Shelbyville, Inc. and Subsidiaries as of December 31, 1992 and 1991 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1992. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

                 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of First National Bancorp of Shelbyville, Inc. and Subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

                 As discussed in Note N to the financial statements, First National Bank of Shelbyville, Tennessee is operating under a Letter Agreement with the Office of the Comptroller of the Currency.


                                                              Winnett Associates



January 22, 1993
(except for Note Q, as to which the date is September 21, 1993)

                           CONSOLIDATED BALANCE SHEET

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES
                           December 31, 1992 and 1991
                             (Dollars in Thousands)

                                                                                          December 31,
ASSETS                                                                           1992                      1991
- ------                                                                      ----------               -----------

     Cash on hand and due from banks                                        $   5,566                $   5,088

     Interest-bearing deposits with banks                                       1,581                    2,868
     Federal funds sold                                                         4,370                    5,400
     Investment securities (market value of
     $79,355 in 1992 and $63,713 in 1991)                                      78,206                   62,255
     Other investments                                                            358                      462


Loans                                                                          71,134                   80,378
Less:  Allowance for loan losses                                                3,969                    4,415
        Unearned income                                                           116                      362
                                                                            ---------                ---------
                                                                               67,049                   75,601

Premises and equipment, net                                                     2,367                    2,501

Accrued interest receivable                                                     1,481                    1,700
Other real estate                                                                 141                      367
Deferred income taxes                                                             363                      378
Other estates                                                                   1,182                    1,328
                                                                            ---------                ---------
     Total Assets                                                           $ 162,664                $ 157,948

                                                                            =========                =========





The accompanying notes are an integral part of these consolidated financial statements.

                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             1992                        1991
                                                                          -----------                 -----------
DEPOSITS
- --------
     Non-interest bearing                                                 $    14,899                 $  12,617
     Certificates of deposit of
     $100,000 and over                                                         15,801                    18,731
     Other interest bearing                                                   119,506                   118,177

                                                                          -----------                 ---------
                                                                              150,206                   149,525

Deferred compensation payable                                                     489                       467
Accrued interest payable                                                          420                       704
Provision for state taxes                                                          38                        23
Other liabilities                                                                 223                       228


Commitments and Contingent Liabilities - Note G

STOCKHOLDERS EQUITY

     Common stock, par value $10 per share,
     700,000 shares authorized, 130,000
     shares issued and outstanding                                              1,300                    1,000
     Additional paid-in capital                                                 4,240                    2,500
     Retained earnings                                                          5,748                    3,501

                                                                          -----------                 --------
                                                                               11,288                    7,001

                                                                          -----------                 --------
                                                                            $ 162,664                $ 157,948

                                                                          ===========                =========





The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

              For the years ended December 31, 1990, 1991,and 1992

               (Dollars in thousands, except for per share data)



                                                                           Additional
                                                              Common          Paid-In         Retained            Total
                                                               Stock          Capital         Earnings

                                                             --------         -------          -------         --------
Balance January 1, 1990                                      $ 1,000          $ 2,500          $ 8,763         $ 12,263

Net Loss                                                                                        (1,205)          (1,205)

Cash dividends - $4.00 per share                                                                  (400)            (400)

                                                             --------      -----------        ----------      ---------
Balance at December 31, 1990                                   1,000            2,500            7,158           10,658

Prior period adjustment                                                                            160              160
     Correction of an accrual error
                                                             --------      -----------        ----------      ---------
                                                               1,000            2,500            7,318          10,818

Net loss                                                                                        (3,817)         (3,817)

                                                            ---------      -----------        ----------      ---------
Balance at December 31, 1991                                   1,000            2,500            3,501            7,001

Stock issued                                                     300            1,740                             2,040

Net income                                                                                       2,247            2,247

                                                            ---------      -----------        ----------      ---------
Balance at December 31, 1992                                 $ 1,300          $ 4,240          $ 5,748         $ 11,288

                                                            =========      ===========        ==========      =========





The accompanying notes are an integral part of these consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

           FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES
                       December 31, 1992, 1991, and 1990
               (Dollars in thousands, except for per share data)

                                                              Years ended December 31,
                                                             1992         1991        1990
                                                            -------     --------     -------
Interest Income
     Interest and fees on loans                             $  7,651    $  10,107      11,161
     Interest and dividends on
     investment securities:
       Taxable                                                 4,578        4,396       4,137
       Tax-exempt                                                 49          136         519
     Federal funds sold                                          377          337         245
     Interest-bearing deposits at
     financial institutions                                      171          228         268

                                                            --------       ------      ------
              TOTAL INTEREST INCOME                           12,826       15,204      16,330

Interest expense
     Deposits                                                  6,378        8,989      10,242
     Other loans                                                   7           12           5

                                                            --------        -----      ------
              TOTAL INTEREST EXPENSE                           6,385        9,001      10,247

                                                            --------        -----      ------

              NET INTEREST INCOME                              6,441        6,203       6,083

Provision for loan losses                                        382        4,952       3,224

                                                           ---------        ------      ------
              NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                        6,059        1,251       2,859

Other income
     Service charge on deposit
     accounts                                                    730          732         853
     Securities gains (losses)                                   364         (117)        128
     Trust department fees-Note A(2)                              91           44          44
     Insurance fees                                               51           60         110
     Other service charges, collection
     charges and fees                                             16           16          14
Other operating income                                           118          146          93

                                                           ----------        ----       -----
              TOTAL OTHER INCOME                               1,370          881       1,242

Operating expenses
     Salaries and other employee
     benefits                                                  2,786        2,853       2,793
     Occupancy expense                                           379          411         364
     Other real estate expense                                    42          120          10
     Equipment expense                                           232          289         282
     Data processing and computer
     service                                                     320          321         369

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

               (Dollars in thousands, except for per share data)

                                                                    Years ended December 31,
                                                               1992          1991           1990
                                                              ------        ------        -------
Operating expenses (cont'd)
     Legal and professional                                      176            391           136
     FDIC - Comptroller Assessment                               386            362           212
     Other                                                       815          1,250         1,265

                                                              ------         ------         ------
          TOTAL OPERATING EXPENSES                             5,136          5,997         5,431

Earnings, <loss> before income
     tax and extraordinary item                                2,293                       (1,330)
Income taxes <credit>                                            745             48          (125)

                                                             -------         ------         ------
          INCOME BEFORE EXTRAORDINARY
          ITEM                                              $  1,548       ($ 3,817)     ($ 1,205)

Extraordinary item
     Tax benefit due to loss
     carryforward                                                699

                                                            --------        -------       -------
          NET INCOME <LOSS>                                 $  2,247       ($ 3,817)     ($ 1,205)

                                                           =========        =======       =======
Earnings <loss> per share
     Note I                                                 $     20       ($    38)     ($    12)
                                                           =========        =======       =======







The accompanying notes are an integral part of these consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

                                                                                  December 31,
                                                               1992                   1991                       1990
                                                            ---------             -----------                 ----------
Cash flows from operating
     activities:
     Net income                                              $  2,247               ($ 3,817)                 ($ 1,205)
     Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
     Provision for loan losses                                    382                  4,952                     3,224
     Provision for depreciation
     and amortization                                             178                    196                       207
     Tax effect of prior period
     adjustment                                                                          (35)
     Loss on retirement of
     fixed assets                                                   3                      1
     Change in assets and liabilities:
       Decrease (increase) in
       interest receivable                                        219                  1,507                        33
       Decrease (increase) in
       other assets                                               388                    139                      (584)
       Increase (decrease) in
       accrued interest payable                                  (284)                  (254)                      (91)
       Increase (decrease) in
       other liabilities                                           89                    238                       (59)

                                                             --------               --------                   -------
                                                                  975                  6,744                     2,730
                                                             --------               --------                  --------

          NET CASH PROVIDED BY
          OPERATING ACTIVITIES                                  3,222                  2,927                     1,525
                                                            ---------                -------                  --------
Cash flows from investing activities:
     Capital expenditures                                         (48)                   (19)                     (750)
     Purchases of investment
     securities - Note C                                      (14,560)                (8,009)                   (3,864)
     Net decrease (increase)
     in loans                                                   8,170                 13,525                    (2,111)
                                                            ---------               --------                  --------

          NET CASH PROVIDED BY
          INVESTING ACTIVITIES                                 (6,438)                 5,497                    (6,725)

Cash flows from financing activities:
     Proceeds from issuance
     of common stock                                            2,040
     Dividends paid                                                                     (275)                     (400)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

                                                                     December 31,
                                                           1992        1991           1990
                                                       --------     --------     ---------
Cash flows from financing activities:
     Increase in deposits                                   681       (3,770)        3,316
     Increase (decrease) in
     repurchase agreement                                             (1,750)         (400)
     Increase (decrease) in other
     loans payable                                          (57)         (14)            4

                                                       --------     --------     ---------
          NET CASH PROVIDED BY
          FINANCING ACTIVITIES                            2,664       (5,809)        2,520

          NET INCREASE (DECREASE)
          IN CASH AND CASH
          EQUIVALENTS                                      (552)       2,615        (2,680)

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR                                        10,488        7,873        10,553
                                                       --------     --------     ---------

     CASH AND CASH EQUIVALENTS
     AT END OF YEAR                                    $  9,936     $ 10,488     $   7,873

                                                       =========    ========     =========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
     Interest                                          $  6,669     $  9,255     $  10,338
     State and federal income
     taxes                                                   55           58           306




The accompanying notes are an integral part of these consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (1)     Principles of Consolidation

                 The consolidated financial statements include the accounts of First National Bancorp of Shelbyville, Inc. (the Bancorp), and its subsidiaries, First National Bank and First Leasing Corporation, after eliminating all significant intercompany transactions and balances.

         (2)     Basis of Accounting

                 The records of the Bancorp are maintained on the accrual method. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and conform with practices within the banking industry including the reporting of trust fees as income on the cash basis.

         (3)     Investment Securities

                 Investment securities are those securities which the Bancorp has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Generally, such securities are sold only to meet liquidity needs or in accordance with the specific investment strategy of the bank. Declines in market value below cost, which are judged to be other than temporary, are reflected in the determination of current period earnings.

         (4)     Allowance for Loan Losses

                 The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount believed adequate to absorb possible losses on exiting loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrower's ability to pay. Specific reserves are established for some classified credits, with other

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                     December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (4)     Allowance for Loan Losses (Cont,d)

                 reserves being based upon varying percentages of the remaining credits.

                 Changes in the loan loss allowance are detailed as follows (in thousands):

                                                                        1992                 1991                1990
                                                                      -------              --------            --------
                 Balance at January 1,                                $4,415               $2,804              $1,280
                 Add:
                 Recoveries credited to
                 allowance                                               835                  337                 329
                 Bad debt provision                                    1,663                3,678               3,224
                                                                      ------               ------              ------

                                                                      $5,632               $8,093              $4,833

                 Deduct loans charged-off                              1,663                3,678               2,029
                                                                      ------               ------              ------

                                                                      $3,970               $4,415              $2,804
                                                                      ======               ======              ======

                 For federal income tax purposes, the allowance for loan losses is maintained at the maximum allowable by the Internal Revenue Code which amounted to $1,102,402 and $1,185,923 at December 31, 1992 and 1991, respectively.

         (5)     Premises and Equipment

                 Bank premises and equipment are stated at cost, less accumulated depreciation computed utilizing a declining-balance method over estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations when incurred.

                 Major classifications of these assets are summarized as follows:

                                                                                                December 31,
                                                                                         1992                  1991
                                                                                  -------------          ------------
                 Land                                                             $   417,749           $   417,749
                 Buildings and Improvements                                         2,822,936             2,822,936
                 Equipment and vehicles                                             1,236,177             1,216,915
                                                                                  -----------            ----------

                 Accumulated depreciation                                          (2,109,356)           (1,956,741)
                                                                                  -----------            ----------

                                                                                  $ 4,476,862           $ 4,457,600
                                                                                  ===========            ===========

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (6)     Interest Earned and Unearned

                 Unearned interest on installment loans is recognized as income over the terms of the loans by the rule of 78s method. Interest on other loans is calculated by using simple interest methods on daily balances of the principal amount outstanding. Interest accruals are discontinued when, in the opinion of management it is not reasonable to expect that such interest will be collected.

         (7)     Trust Assets

                 Assets held by the banking subsidiaries in fiduciary or agency capacities are not included as assets in the accompanying balance sheet since such items are not assets of the Bancorp.

         (8)     Statement of Cash Flows

                 For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and
                 federal funds sold.   Generally, federal funds are purchased
                 and sold for one-day periods.

         (9)     Other Real Estate

                 Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or net realizable value (which approximates the fair value) of the underlying real estate. At the date of acquisition of such real estate, losses on such loans are charged to the allowance for possible loan losses. Fair value is defined as the amount that a creditor could reasonably expect to receive in a current sale between a willing buyer and a willing seller.

NOTE B -         RESTRICTIONS ON CASH AND DUE FROM BANKS

                 The bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1992 was approximately $879,000.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE C - INVESTMENT SECURITIES

                 The carrying amounts of investment securities as shown in the balance sheet of First National Bank and their approximate market values are summarized as:

                                           Carrying            Unrealized              Unrealized                Market
                                            Amount                Gains                  Losses                   Value
                                           --------            ----------              ----------                ------
December 31, 1992
U. S.Government and
agency securities                       $76,494,817           $ 1,317,152               $ 257,715           $77,554,254
State and municipal
securities                                1,711,292               120,458                  30,885             1,800,865
                                        ===========           ===========               =========           ===========


                 Gross-realized gains and gross-realized losses on sales of securities were:

                 Gross-realized gains:
                 U.S. government and agency securities         $381,553

                 Gross-realized losses:
                 U.S. government and agency securities         $  7,392
                 Other securities                              $ 10,000

                 The maturities of investment securities at December 31, 1992 were as follows:

                                                     Carrying          Market
                                                      Amount           Value
                                                     ----------      -----------
                 [S]                               [C]              [C]
                 Due in one year or less           $  7,180,156     $  7,242,573
                 Due in one to five years            56,690,163       57,504,775
                 Due from five to ten years          11,756,223       12,015,155
                 Due after ten years                  2,579,567        2,592,616

                 U.S. Government, state and municipal securities carried at $15,216,340 were pledged at December 31, 1992, to secure public and trust deposits and for other purposes as required by law.

                 Proceeds from maturities and sales of investment securities amounted to $13,246,307 and $18,681,765 respectively for 1992. For 1991 proceeds from maturities and sales on investment securities amounted to $9,970,704 and $48,156,600 respectively; for 1990 proceeds from maturities and sales of investment securities amounted to $10,674,423 and $51,712,786 respectively.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE D - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

                 The following methods and assumptions were used to estimate the fair value of the calls of financial instruments for which it is practical to estimate that value:

                 Cash and short-term investments - the carrying amount is a reasonable estimate of fair value.

                 Investment securities - fair values are based on quoted market prices, if available.

                 Loan receivables - fair values are estimated by discounting the future cash flows using the current rates which the bank offers borrowers and deducting the applicable reserve for credit losses.

                 Deposit liabilities - fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and individual retirement accounts is estimated using the bank's current incremental borrowing rate. Estimates of fair values at December 31, 1992 for certificates of deposit and individual retirement accounts are $74,248,000 and $14,225,000 respectively.

NOTE E - LOANS

                 Loans are stated at the amount of unpaid principal reduced by unearned discount and the allowance for loan losses.

                 Loans on which the accrual of interest has been discontinued amounted to $2,349,228 at December 31, 1992. If interest on these loans had been accrued, such income would have approximated $159,000. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that borrowers' financial condition is such that collection of interest is doubtful.

                 First National Bank grants agribusiness, commercial and residential loans to its customers, substantially all of whom reside in Bedford and Grundy Counties, Tennessee. Thus a substantial portion of its debtors' ability to honor their loan contracts may be affected by the current economic conditions of this area.

                 The estimate of the fair value of loan receivables at December 31, 1992 is $70,888,000.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE E - LOANS (Cont'd)

                 Loans outstanding at December 31, 1992 are summarized as follows (in thousands):

                                                                             December 31,
                 Real estate:                                         1992                  1991
                                                                  --------              --------

                 Secured by single-family
                 residential properties                           $ 29,241              $ 29,472
                 Construction, land development
                 and other commercial                               15,698                14,713
                 Secured by farmland                                 3,506                 4,707
                 Secured by multi-family
                 residential properties                                 41                    51
                 Commercial and industrial                          10,884                15,639
                 Agricultural                                          972                 1,925
                 Installment loans to individuals                   10,123                12,474
                 Tax-exempt obligations of
                 states and political  subdivisions                    442                 1,072
                 Other loans                                           227                   325
                                                                 ---------             ---------

                                       Total loans               $  71,134             $  80,378
                                                                 =========             =========


NOTE F - LOANS TO RELATED PARTIES

                 Loans to related parties include loans made to directors and executive officers of the BanCorp, their affiliates, families, and companies in which they hold ten percent or more ownership.

                 The aggregate dollar amount of these loans was $531,909 at December 31, 1992. New extensions and repayments amounted to $2,500 and $110,937 respectively.

                 These loans transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectibility.

NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES

                 The Bank leases its computer system and various other pieces of equipment. Minimum future lease payments are as follows:

                          1993                                $188,247
                          1994                                 188,247

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                        December 31, 1992,1991, and 1990


NOTE G - COMMITMENTS AND CONTINGENT LIABILITIES (Cont'd)

                          1995                              175,692
                          1996                              103,521

                 In the normal course of business there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, lines of credit and liability for assets held in trust) which are properly not recorded in the financial statements. In the opinion of management, these do not represent unusual risks.

                 The Bancorp is also subject to claims and lawsuits which arise in the ordinary course of business. Based on information presently available, it is the opinion of management and legal counsel that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the BanCorp.

NOTE H - LIMITATION ON DIVIDENDS

                 First National Bank must receive the approval of the Comptroller of Currency before declaring a dividend, if the amount of all dividends, including the proposed dividend, declared by the Bank in any calendar year exceeds the total of the Bank's net profit for that year to date, combined with its retained net profits for the preceding two years.

NOTE I - EARNINGS OR LOSS PER SHARE

                 Earnings or loss per share is computed based on the weighted average number of shares outstanding during the year - 11,750 for 1992 and 100,000 for 1991.

NOTE J - DEFINED BENEFIT PENSION PLAN

                 The Bank has a noncontributory defined benefit pension plan covering substantially all its employees. The benefits are based on years of service and the employees' compensation during the years of employment. The Bank's funding policy in the past has been to make monthly contributions based upon actuarial recommendations. Monthly contributions were suspended during 1991 as a cost-cutting measure but were resumed during 1992. Beginning with the 1991 calendar year, the Bank elected to apply the provisions of Financial Accounting Standards Board Statement 87, which sets forth the basis for determination of net pension cost for any plan year.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE J - DEFINED BENEFIT PENSION (Cont'd)

                 The components of net periodic pension cost for the year ended December 31, are as follows:

                                                             1992          1991
                                                       ----------     ---------

                          Service cost                 $   75,105     $ 107,069
                          Interest cost                   186,503       154,561
                          Actual return on assets        (201,878)     (202,782)
                          Other                             1,979        (2,208)
                                                       ----------     ---------

                                                       $   61,709     $  56,640
                                                       ==========     =========

                 The funded status of the plan reconciled to the amounts reported in the Bank's statement of financial position is as follows:

                 Plan assets at fair value                                           $  2,454,773

                 Actuarial present value of benefit obligations:

                 (a)      Accumulated benefit obligation -
                                             vested           $ 2,092,852
                                            -vested                18,496

                 (b)      Projected benefit obligation                                  2,111,348
                                                                                     ------------


                 Plan assets in excess of projected
                          benefit obligation                                              343,425

                 Unrecognized net obligation
                  1-1-92                                    $   (214,767)
                 Recognized amount                                11,931                (202,836)
                                                            ------------

                 Unrecognized net (gain) or loss                                        (145,879)
                                                                                     -----------

                 Accrued pension cost                                                $     5,290
                                                                                     ===========


                 The discount rate and rate of compensation increase used to measure the projected benefit obligation are 8.25% and 6.5%, respectively. The expected long-term rate of return on plan assets is 9.0%.

                 Included in plan assets is First National Bancorp Stock, valued by the plan administrator at $134,602.

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                 The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, covered call options written, standby letters of credit and financial guarantees, and interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in these financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                 The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps, floors, and covered call options written, the contract or notional amounts do not represent exposure to credit loss.

                 Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

                 Financial instruments whose contract amounts represent credit risk (in thousands):

                                                                                                   Contract Amount
                                                                                             1992                  1991
                                                                                         --------              --------
                 Commitments to extend credit                                            $  7,159              $  8,130
                 Standby letters of credit and
                 financial guarantees written                                               1,080                   852

                 Financial instruments whose notional
                 or contract amounts exceed the amount
                 of credit risk:

                 Interest rate caps and floors written                                   $ 26,786              $ 26,065

                 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Cont'd)

                 established in the contract. Other than credit card lines of credit, commitments have fixed expiration dates or other termination clauses, and payment of a fee may be required.

                 Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant, equipment, income-producing commercial properties, and residential properties.

                 Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, the commitments extend for a period of one year with a subsequent thirty-day period during which the customer may request renewal of the agreement for an additional term. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash for which collateral is deemed necessary. At December 31, 1992, and 1991 the dollar amount of commitments collateralized was 31 percent and 34 percent respectively.

                 The Bank enters into a variety of interest rate contracts - including interest rate caps and floors written and covered call options written - in its trading activities and in managing its interest rate exposure. Interest rate caps and floors written by the Bank enable customers to transfer, modify, or reduce their interest rate risk. Covered call options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or "writer" of the option. As a writer of options, the Bank receives a premium at the outset and then bears the risk of an unfavorable change in the price of the financial instrument underlying the option.

NOTE L - NET OPERATING LOSS CARRYOVER

                 As a result of the Bank's loss for the year ending December 31, 1991, the Bank has a tax benefit for the year ending December 31, 1992, in the amount of $698,898. Approximately $900,000 and $500,000 are available to offset future federal

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990


NOTE L - NET OPERATING CARRYOVER (Cont'd)

                 and state income taxes, respectively. If unused, the net operating loss carryforward will expire with the due date of the calendar year 2006 tax return.

NOTE M - STOCK OPTION

                 During 1991, in conjunction with entering into a management contract, the Bancorp granted its Chief Executive
                 Officer an option to purchase, at book value, one percent of the outstanding stock per year for five years, with all unexercised options expiring at the end of ten years.

NOTE N -         LETTER AGREEMENT

                 On March 26, 1991, the First National Bank of Shelbyville, Tennessee (the Bank) and the Office of the Comptroller of the Currency (OCC) entered into an agreement wherein the Bank agreed to take certain actions and comply with certain requirements. The provisions of the Agreement continue in full force and effect unless or until such provisions are amended by mutual consent of the parties to the Agreement or excepted, waived, or terminated by the OCC.

                 To meet capital requirements prescribed by the Letter Agreement, during July, 1992, the Bancorp issued an additional 30,000 common shares, resulting in net proceeds of $2,040,000.

NOTE O - INCOME TAXES

                 To the extent permitted by generally accepted accounting principles deferred income taxes are reported for those temporary differences between items of income or expense and those reported for income tax purposes. These differences relate principally to the provision for loan losses and deferred compensation payable. The difference attributable to provision for loan losses was approximately $2,867,000, and the difference attributable to deferred compensation was $511,000 at December 31, 1992.

                 Total income taxes (credits) in the statements of income are as follows (in thousands):

                          Currently payable                              1992             1991             1990
                                                                       ------          -------           ------
                          Federal                                      $  621          $  -0-           ($   98)

                          State                                           114               44               37

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                       December 31, 1992, 1991, and 1990


NOTE O - INCOME TAXES (CONT'D)

                          Deferred:       1992            1991           1990
                                        ------          ------         ------
                          Federal            6             (48)           (27)
                          State              4
                                        ------          ------         ------

                                        $  745         ($    4)       ($   88)

                 A reconciliation of the income tax rate to the effective tax rate for December 31, 1992, is as follows:

                          Computed "expected" tax      $ 779,773        34.0%
                          State income taxes             (40,144)        1.7
                          Tax-exempt income, net
                          of disallowed interest
                          expense                        (34,011)        1.5
                          Other                          (78,383)       (3.4)
                                                       ---------        ----

                                                       $ 627,235        27.4%

                 Effective January 1, 1993, the corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which resulted in recording a previously unrecognized tax benefit of approximately $1,280,000. The cumulative effect of this accounting change was recorded in the first quarter of 1993.

NOTE P - FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.  (PARENT COMPANY
         ONLY)

                             Financial Information

                            CONDENSED BALANCE SHEET




                                                                                         December 31
                 Assets                                                          1992                     1991
                 ------                                                   -----------             ------------
                 Cash and due from banks(1)                               $     9,963              $     4,683
                 Investment in Plateau
                          Management Co.                                      168,833                  133,655
                 Investment in First National
                          Bank (1)                                         11,084,716                6,823,035
                 Investment in First Leasing
                          Corporation (1)                                      24,918                   39,941
                                                                         ------------              -----------

                          Total Assets                                   $ 11,288,430              $ 7,001,314
                                                                         ============              ===========

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                      December 31, 1992, 1991, and 1990

                 Federal and state taxes
                          payable (1)                                    $         74                   - 0-

                 Stockholders' Equity (2)                                  11,288,356                7,001,314
                                                                         ------------              -----------

                          Total Liabilities
                          and Stockholders'
                          Equity                                         $ 11,288,430              $ 7,001,314
                                                                         ============              ===========

                 (1)  Eliminated in consolidated
                 (2)  $11,119,523 and $6,867,659 eliminate1992
                      ands1991arespectively.

                         CONDENSED STATEMENT OF INCOME
             For the Years Ended December 31, 1992, 1991, and 1990

                                                                  1992                   1991                  1990
                                                           -----------            -----------           -----------
                 Dividend Income                           $    18,578            $    15,752           $    15,752
                 Undistributed income
                 (loss )of First
                 National Bank (1)                           2,261,682             (3,640,878)           (1,004,667)
                 Undistributed income
                 (loss) of First
                 Leasing Corporation
                 (1)                                           (15,024)              (190,718)             (213,777)
                                                          ------------            -----------           -----------

                          Total Income                    $  2,265,236            ($3,815,844)          ($1,202,692)

                 Operating Expenses                             18,133                  1,388                 1,470
                                                          ------------            -----------           -----------

                          Earnings (loss)
                          before taxes                       2,247,103             (3,817,232)           (1,204,162)
                          Income taxes                              61                    -0-                   488
                                                          ------------            -----------           -----------

                          Net Income                      $  2,247,042            ($3,817,232)          $ 1,204,650
                                                          ============            ===========           ===========



                       CONDENSED STATEMENT OF CASH FLOWS
              For the Year Ended December 31, 1992, 1991, and 1990

                                                                  1992                   1991                  1990
                                                            ----------             ----------            ----------
Operating Activities
         Net income (loss)                                  $2,247,042            ($3,817,232)          ($1,204,650)
         Equity in undistributed
         (income) loss of Bank                              (2,261,682)             3,640,878             1,004,667
         Equity in undistributed
         loss of First Leasing
         Corporation                                            15,024                190,718               213,777

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                   CONDENSED STATEMENT OF CASH FLOWS (CONT'D)
              For the Year Ended December 31, 1992, 1991, and 1990

                                                               1992                  1991                  1990
                                                               ----                  ----                  ----
         Increase (decrease)
         in payable                                                 74                  (1,988)              (2,157)
                                                           -----------               ---------             --------

                                                                   458                  12,376               11,637

Investing Activities
         Purchase of investments
         securities                                            (35,178)                (15,753)                 -0-
         Sale of capital assets                                    -0-                     -0-              196,499

Financing Activities
         Proceeds from issuance
         of common stock                                     2,040,000                     -0-                  -0-
         Distributed to First
         National Bank (net of
         receipt from First
         Leasing)                                           (2,000,000)               (230,000)                 -0-
                                                           -----------               ---------             --------

                 Net cash provided
                 by financing
                 activates                                      40,000                (230,000)                 -0-

                         Net increase
                       (decrease) in
                                 cash                            5,280                (233,377)             208,136
                    Beginning of year                            4,683                 238,060               29,924
                                                           -----------               ---------             --------

                          End of year                      $     9,963               $   4,683             $238,060
                                                           ===========               =========             ========



NOTE Q - PENDING MERGER

                 As of September 21, 1993, the Board of Directors of the Bancorp approved an "Agreement of Reorganization" with another bank holding company whereby the two parties intend to effectuate a merger of the Bancorp with and into the other bank holding company. The merger, which is to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies.

                                 APPENDIX A-2


                 First National Bancorp of Shelbyville, Inc.


             Unaudited Interim Consolidated Financial Statements
          as of September 30, 1993, and for the three and nine-month periods ended September 30, 1993 and 1992

                     CONSOLIDATED BALANCE SHEET (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                               September 30, 1993

================================================================================

ASSETS
- ------
  Cash and due from banks                        $  4,600,340

  Interest-bearing deposits with banks              1,279,483
  Federal funds sold                                2,450,000
  Securities                                       89,467,103
  Other investments                                   357,683

  Loans                                            67,089,102
    Less:  Allowance for loan losses               (2,888,971)
           Unearned income                            (53,436)
                                                 -------------
    Net loans                                      64,146,695

  Premises and equipment, net                       2,313,612

  Accrued interest receivable                       1,879,155
  Other real estate                                    66,852
  Deferred income taxes                             1,166,515
  Other assets                                      1,468,787




                                                 ------------
                                                 $169,196,225
                                                 ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
- --------
  Non-interest bearing                           $ 15,128,405
  Certificates of deposit of $100,000 and
   over                                            17,412,727
  Other interest bearing                          121,379,612
                                                 ------------
                                                  153,920,744

Deferred compensation payable                         584,804
Accrued interest payable                              411,644
Provision for state and federal taxes                 230,960
Other liabilities                                     394,634


Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY
- --------------------
  Common Stock, par value $10 per share,
   700,000 shares authorized, 130,000
   shares issued and outstanding                    1,300,000
  Additional paid-in capital                        4,240,000
  Retained earnings                                 8,113,439




                                                 ------------
                                                 $169,196,225
                                                 ============

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                  For the nine months ended September 30, 1993

================================================================================
                                                Additional
                                     Common      Paid-in     Retained
                                      Stock      Capital     Earnings
                                   ----------- ----------- -----------
  Balance January 1, 1993          $1,300,000  $4,240,000  $5,748,356
  Net income for the period                                 2,462,583
  Dividend, $.75 per share                                     97,500
                                   ----------  ----------  ----------
  Balance September 30, 1993       $1,300,000  $4,240,000  $8,113,439
                                   ==========  ==========  ==========





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

================================================================================
                                                  1993          1992
                                                  ----          ----
Interest income:
  Interest and fees on loans                 $  4,746,838  $  5,915,362
  Interest and dividends on investment
   securities:
     Taxable                                    3,967,210     3,322,348
     Tax-exempt                                    28,744        35,815
  Federal funds sold                               90,955       317,773
  Interest-bearing deposits at
   financial institutions                          85,419       135,040
                                             ------------  ------------
                      TOTAL INTEREST INCOME     8,919,166     9,726,338

Interest expense:
  Deposits                                      3,996,280     4,971,181
                                             ------------  ------------
                        NET INTEREST INCOME     4,922,886     4,755,157
Provision for loan losses                          -0-          381,989
                                             ------------  ------------

                  NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    4,922,886     4,373,168

Other income:
  Service charges on deposit accounts             478,406       552,321
  Securities gains                                256,328       374,161
  Trust Department fees                            27,774        46,132
  Insurance fees                                   28,139        41,008
  Other service charges, collection
   charges and fees                                 9,550         9,909
  Other operating income                           76,391       102,416
                                             ------------  ------------
                         TOTAL OTHER INCOME       876,588     1,125,947

Operating expenses:
  Salaries and other employee benefits          2,037,990     1,965,534
  Occupancy expense                               297,920       269,307
  Other real estate expense                        28,383        20,000
  Equipment expense                               171,218       170,502
  Data processing and computer service            223,094       232,774
  Legal and professional                          143,916       121,927
  FDIC - Comptroller Assessment                   325,316       288,642
  Other                                           680,669       547,621
                                             ------------  ------------
                   TOTAL OPERATING EXPENSES     3,908,506     3,616,307
                                             ------------  ------------
Earnings before income taxes                    1,890,968     1,882,808

            CONSOLIDATED STATEMENTS OF INCOME (CONT'D) (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

================================================================================

Federal and state income taxes                    710,149       525,615
                                             ------------  ------------
Earnings before extraordinary item and
  cumulative change in accounting principle 1,180,819 1,357,193 Extraordinary item:
  Tax benefit due to loss carryforward             -0-          525,000
Cumulative effect of change in accounting
  principle                                     1,281,764        -0-
                                             ------------  ------------
                                 NET INCOME  $  2,462,583     1,882,193
                                             ============  ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF INCOME (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the three months ended September 30, 1993 and 1992

================================================================================
                                                  1993          1992
                                                  ----          ----
Interest income:
  Interest and fees on loans                 $  1,537,906  $  1,853,316
  Interest and dividends on investment
   securities:
     Taxable                                    1,314,233     1,163,937
     Tax-exempt                                     8,478        13,596
  Federal funds sold                               30,382        82,278
  Interest-bearing deposits at
    financial institutions                         25,891        39,454
                                             ------------  ------------
                      TOTAL INTEREST INCOME     2,916,890     3,152,581
Interest expense:
  Deposits                                      1,326,692     1,528,800
                                             ------------  ------------
                        NET INTEREST INCOME     1,590,198     1,623,781
Provision for loan losses                          -0-           90,000
                                             ------------  ------------
                  NET INTEREST INCOME AFTER
                   PROVISION FOR LOAN LOSSES    1,590,198     1,533,781
Other income:
  Service charges on deposit accounts             151,455       186,506
  Securities gains                                 90,407           808
  Trust Department fees                             7,101        18,132
  Insurance fees                                   (3,900)       12,768
  Other service charges, collection
   charges and fees                                 1,550         2,073
  Other operating income                           11,385        24,145
                                             ------------  ------------
                         TOTAL OTHER INCOME       257,998       244,432
Operating expenses:
  Salaries and other employee benefits            698,288       689,769
  Occupancy expense                                89,356        94,733
  Other real estate expense                         4,530         8,250
  Equipment expense                                60,845        60,329
  Data processing and computer service             74,584        76,171
  Legal and professional                           28,574        24,528
  FDIC - Comptroller Assessment                   108,708        97,158
  Other                                           241,372       210,758
                                             ------------  ------------
                   TOTAL OPERATING EXPENSES     1,306,257     1,261,696
                                             ------------  ------------
Earnings before income taxes                      541,939       516,517
Federal and state income taxes                    180,414       175,357
                                             ------------  ------------
Earnings before extraordinary item                361,525       341,160

            CONSOLIDATED STATEMENTS OF INCOME (CONT'D) (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the three months ended September 30, 1993 and 1992

================================================================================
Extraordinary item:
   Tax benefit due to loss carryforward           -0-           175,000
                                             ------------  ------------
                             NET INCOME      $    361,525  $    516,160
                                             ============  ============





The accompanying notes are an integral part of these unaudited consolidated financial statements.

                CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

             For the nine months ended September 30, 1993 and 1992

===================================================================================================================


                                                                                       1993                 1992
                                                                                       ----                 ----
Cash flows from operating activities:
  Net income                                                                       $ 2,462,583          $ 1,882,193
  Adjustments to reconcile net income
      to net cash provided by
      operating activities:
    Provision for loan losses                                                              -0-              381,989
    Provision for depreciation and amortization                                        128,705              131,727
    Change in assets and liabilities:
      Decrease(Increase) in interest receivable                                       (398,384)              52,652
      Decrease(Increase) in other assets                                            (1,016,267)             367,322
      Increase(Decrease) in accrued interest payable                                    (8,334)            (209,057)
      Increase(Decrease) in other liabilities                                          359,444             (121,146)
                                                                                   -----------            ---------
                              TOTAL ADJUSTMENTS                                       (934,836)             603,487
                                                                                   -----------          -----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                                        1,527,747            2,485,680

Cash flows from investing activities:
  Capital expenditures                                                                 (74,811)             (37,072)
  Purchases of investment securities, net                                          (10,959,217)          (7,154,399)
  Net decrease in loans                                                              2,901,896            5,949,427
                                                                                   -----------          -----------
                  NET CASH PROVIDED (USED) BY
                         INVESTING ACTIVITIES                                       (8,132,132)          (1,242,044)

Cash flows from financing activities:
  Proceeds from issuance of common stock                                                   -0-            2,040,000
  Increase(Decrease) in deposits                                                     3,715,121           (2,334,136)
  Increase in other loans payable                                                        3,307               (1,927)
                                                                                   -----------          -----------
        NET CASH USED BY FINANCING ACTIVITIES                                        3,718,428             (296,063)
                                                                                   -----------          -----------
              NET INCREASE (DECREASE) IN CASH
                         AND CASH EQUIVALENTS                                       (2,885,957)             947,573
                    CASH AND CASH EQUIVALENTS
                       AT BEGINNING OF PERIOD                                        9,936,297           10,488,105
                                                                                   -----------          -----------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $ 7,050,340          $11,435,678
                                                                                   ===========          ===========


Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                                                       $ 4,004,614          $ 5,180,238





The accompanying notes are an integral part of these unaudited consolidated financial statements.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

          FIRST NATIONAL BANCORP OF SHELBYVILLE, INC. AND SUBSIDIARIES

                               September 30, 1993

================================================================================

NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The foregoing financial statements are unaudited; however, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the consolidated financial statements have been included. The accounting policies followed by First National Bancorp of Shelbyville, Inc. and its subsidiaries for interim financial reporting are consistent with the accounting policies followed for annual financial reporting, except as noted below. The notes included herein should be read in conjunction with the notes to the consolidated financial statements for the year ended December 31, 1992.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.

Effective January 1, 1993, the Bancorp adopted Statement on Financial Accounting Standards Number 109, "Accounting for Income Taxes" (FASB 109) which superseded Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes" (APB 11) which is currently used by the Bancorp. Adoption of FASB 109 resulted in the Bancorp recording previously unrecognized tax benefits totaling approximately $1,280,000 as of January 1, 1993. As of January 1, 1993, the gross deferred tax asset was $1,446,000 comprised primarily of the allowance for loan losses and the gross deferred tax liability was $155,000.

NOTE 2 - PROPOSED MERGER

The Bancorp executed a merger agreement in September 1993 with Union Planters Corporation. Consummation of the merger is dependent upon the approval of the shareholders and various regulatory agencies.

                                  APPENDIX C
           Tennessee Business Corporation Act -- Dissenter's Rights

                                   CHAPTER 23

                   BUSINESS CORPORATIONS--DISSENTERS' RIGHTS

SECTION.                                   SECTION.
   PART 1--RIGHT TO DISSENT AND OBTAIN     48-23-203.  Dissenters' notice.
           PAYMENT FOR SHARES              48-23-204.  Duty to demand payment.
48-23-101.  Definitions.                   48-23-205.  Share restrictions.
48-23-102.  Right to dissent.              48-23-206.  Payment.
48-23-103.  Dissent by nominees and        48-23-207.  Failure to take action.
            beneficial owners.             48-23-208.  After-acquired shares.
                                           48-23-209.  Procedure if shareholder
                                                       dissatisfied with payment
                                                       or offer.

   PART 2--PROCEDURE FOR EXERCISE OF
           DISSENTERS' RIGHTS              PART 3--JUDICIAL APPRAISAL OF SHARES
48-23-201.  Notice of dissenters'          48-23-301.  Court action.
            rights.                        48-23-302.  Court costs and counsel fees.
48-23-202.  Notice of intent to demand
            payment.


             PART 1--RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. DEFINITIONS--(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 48-23-102 and who exercises that right when and in the manner required by Section Section 48-23-201--48-23-209;
  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
  (5) "Interest" means interest from the effective date of the corporate action that give rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
  (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, Section 13.01]

48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (1) Consummation of a plan of merger to which the corporation is a party:





                              Appendix C - Page 1

         (A) If shareholder approval is required for the merger by Section 48-21-103 or the charter and the charter and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-104;
  (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
  (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:
         (A) Alters or abolishes a preferential right of the shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under
Section  48-106-104; or
  (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
  (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended [Acts 1986, ch. 887, Section 13.02.]

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection





                              Appendix C - Page 2
are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:
  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.
[Acts 1986, ch. 887, Section  13.03.]

              PART 2--PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. NOTICE OF DISSENTER'S RIGHTS.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
  (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.
  (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, Section 13.20.] 48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Section 48-23-201.
  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter. [Acts 1986, ch. 887,
Section  13.21.]

48-23-203. DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.
  (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
  (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
  (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters'





                              Appendix C - Page 3
rights certify whether or not he acquired beneficial ownership of the shares before that date;
  (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
  (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 [Acts 1986, ch. 887 Section 13.22.]

  48-23-204. DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 48-23-203 (b)(3), and deposit his certificates in accordance with the terms of the notice.
  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
  (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887 Section 13.23.]

  48-23-205. SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887 , Section 13.24.]

  48-23-206.  PAYMENT.--(a) Except as provided in Section  48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Section 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
  (b) The payment must be accompanied by:
  (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
  (2) A statement of the corporation's estimate of the fair value of the shares;
  (3) An explanation of how the interest was calculated;
  (4) A statement of the dissenter's right to demand payment under Section 48-23-209; and
  (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or Section 48-23-203. [Acts 1986, ch. 887, Section 13.25.]





                              Appendix C - Page 4

  48-23-207. FAILURE TO TAKE ACTION.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Section 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, Section 13.26.]

  48-23-208. AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by Section 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
  (b) To the extent the corporation elects to withhold payment under subsection
(a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 48-23-209. [Acts 1986, ch. 887, Section 13.27.]

  48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 48-23-206), or reject the corporation's offer under Section 48-23-208 and demand payment of the fair value of his shares and interest due, if:
  (1) The dissenter believes that the amount paid under Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;
  (2) The corporation fails to make payment under Section  48-23-206 within two
(2) months after the date set for demanding payment; or
  (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares. [Acts 1986, ch. 887, Section 13.28.]
                      PART 3--JUDICIAL APPRAISAL OF SHARES

  48-23-201. COURT ACTION.--(a) If a demand for payment under Section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.





                              Appendix C - Page 5

  (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
  (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
  (e) Each dissenter made a party to the proceeding is entitled to judgment:
  (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or
  (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 48-23-208. [Acts 1986, ch. 887, Section 13.30.]

  48-23-302. COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209.
  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the courts find equitable:
  (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Section Section 48-23-201--48-23-209; or
  (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, 13.31.]





                              Appendix C - Page 6

PROXY

                  FIRST NATIONAL BANCORP OF SHELBYVILLE, INC.

                                                             No. of Shares _____
                      111 WEST SIDE SQUARE (P.O. BOX 500)
                          SHELBYVILLE, TENNESSEE 37160

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints D. B. Nelson, Jr. and John T. Bobo or either of them acting alone as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated below, all shares of common stock of First National Bancorp of Shelbyville, Inc. held of record by the undersigned on January 19, 1994, at the Special Meeting of Shareholders to be held on February 18, 1994 or at any adjournments or postponements thereof.

1. APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN UNION PLANTERS CORPORATION, FNB ACQUISITION COMPANY, INC., FIRST NATIONAL BANCORP OF SHELBYVILLE, INC., AND FIRST NATIONAL BANK OF SHELBYVILLE DATED AS OF SEPTEMBER 21, 1993, ALONG WITH THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

FOR APPROVAL OF REORGANIZATION AGREEMENT AND THE            _____
PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

AGAINST APPROVAL OF REORGANIZATION AGREEMENT AND            _____
THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                           (Continued on other side)

                          (Continued from other side)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR approval of the Reorganization Agreement and the Plan of Merger.

                                   Dated:                            , 1994
                                   Signature  _____________________________
                                   Signature  _____________________________
                                                  (if held jointly)

                                   Please sign exactly as name appears to
                                   left.  When shares are held by
                                   joint tenants, both must sign.  When
                                   signing as attorney, executor,
                                   administrator, trustee or guardian,
                                   please give full title as such.  If a
                                   corporation, please sign full corporate
                                   name by President or other
                                   authorized officer.  If a partnership,
                                   please sign in partnership name by
                                   authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   ( LOGO )

                          Union Planters Corporation

January 12, 1994


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38088

Re: 1,050,000 shares of the Common Stock, $5.00 par value per share, of Union Planters Corporation ("UPC")

Gentlemen:

The undersigned has participated in the preparation of a registration statement on Form S-4 (the "Registration Statement") for filing with the Securities and Exchange Commission in respect to not more than 1,050,000 shares of UPC's Common Stock, (the "Shares") which may be issued by UPC pursuant to an Agreement and Plan of Reorganization dated as of September 21, 1993, by and between UPC, FNB Acquisition Company, Inc., First National Bancorp of Shelbyville, Inc. and First National Bank of Shelbyville (the "Agreement").

For purposes of rendering the opinion expressed herein, the undersigned has examined UPC's corporate charter and all amendments thereto; UPC's by-laws and amendments thereto; the Agreement and such of UPC's corporate records as the undersigned has deemed necessary and material to rendering the undersigned's opinion. The undersigned has relied upon certificates of public officials and representations of UPC officials, and has assumed that all documents examined by the undersigned as originals are authentic, that all documents submitted to the undersigned as photocopies are exact duplicates of original documents, and that all signatures on all documents are genuine.

Further, the undersigned is familiar with and has supervised all corporate action taken in connection with the authorization of the sale of the subject securities.

Based upon and subject to the foregoing and subsequent assumptions, qualifications and exceptions, it is the undersigned's opinion that:

1. UPC is a duly organized and validly existing corporation in good standing under the laws of the State of Tennessee and has all requisite power and authority to issue, sell and deliver the subject securities, and to carry on its business and own its property;

Union Planters Corporation
January 12, 1994
Page 2


2. The Shares have been duly authorized and when issued by UPC in accordance with the Agreement, the Shares will be fully paid and nonassessable.

The opinion expressed above is limited by the following assumptions, qualifications and exceptions.

(a) The undersigned is licensed to practice law only in the State of Tennessee and the State of New York, and expresses no opinion with respect to the effect of any laws other than those of the State of Tennessee and the United States of America.

(b) The opinion stated herein is based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and the undersigned undertakes no responsibility to update or supplement said opinion in the event of or in response to any subsequent changes in the law or said authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in a different opinion.

(c) This opinion has been rendered solely for the benefit of Union Planters Corporation and no other person or entity shall be entitled to rely hereon without the express written consent of the undersigned.

(d) This opinion is limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

The undersigned hereby consents to the undersigned being named as a party rendering a legal opinion under the caption "Validity of UPC Common Stock" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as well as all state regulatory bodies and jurisdictions where qualification is sought for the sale of the subject securities.

The undersigned is an officer of and receives compensation from UPC and is therefore not independent from UPC.

Very truly yours,

UNION PLANTERS CORPORATION



By:      /s/ Gary A. Simanson
         Gary A. Simanson
         Associate General Counsel

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20    .   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION


       2         --       Agreement and Plan of Reorganization, dated September
                          21, 1993, by and between Union Planters Corporation,
                          FNB Acquisition Company, Inc., First National Bancorp of Shelbyville, Inc. and First National Bank of
                          Shelbyville, along with the Plan of Merger annexed thereto as Exhibit A (included as Appendix B to the Prospectus)

       5         --       Opinion of Gary A. Simanson, Associate General
                          Counsel to Union Planters Corporation, regarding legality of Common Stock, $5.00 par value per share, of Union Planters Corporation

       23(a) -- Consent of Gary A. Simanson, Esq. (included in Exhibit 5)

       23(b) -- Consent of Price Waterhouse

       23(c) -- Consent of Horne CPA Group

       23(d) -- Consent of Williams and Jerrolds, P.C.

       23(e) -- Consent of Heathcott and Mullaly

       23(f) -- Consent of KPMG Peat Marwick

       23(g) -- Consent of Baird, Kurtz & Dobson

       23(h) -- Consent of Coopers & Lybrand

       23(i) -- Consent of Deloitte & Touche

       23(j) -- Consent of Winnett Associates

       23(k) -- Consent of KPMG Peat Marwick

       23(l) -- consent of Frost & Company

       24    -- Power of Attorney (included in signature pages)

ITEM 22.         UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of a registration in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by its is public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 12th day of January 1994.

DATE: January 12, 1994

                           UNION PLANTERS CORPORATION

                                        By:  /s/     Benjamin W. Rawlins, Jr.
                                                     Benjamin W. Rawlins, Jr.
                                                     Chairman of the Board

       We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint James F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

NAME                                               CAPACITY                                   DATE
- --------------------------------------------------------------------------------------------------
/s/    Benjamin W. Rawlins, Jr.
       Benjamin W. Rawlins, Jr.                    Chairman of the Board, Chief
                                                   Executive Officer, Director
                                                   (Principal Executive Officer)              January 12, 1994

/s/    John W. Parker
       John W. Parker                              Executive Vice President and
                                                   Chief Financial Officer
                                                   (Principal Financial Officer)              January 12, 1994

/s/    M. Kirk Walters
       M. Kirk Walters                             Senior Vice President,
                                                   Treasurer and
                                                   Chief Accounting Officer                   January 12, 1994

/s/  Albert M. Austin
     Albert M. Austin                              Director                                   January 12, 1994

/s/  Marvin E. Bruce
     Marvin E. Bruce                               Director                                   January 12, 1994

/s/  George W. Bryan
     George W. Bryan                               Director                                   January 12, 1994

/s/  Robert B. Colbert, Jr.
     Robert B. Colbert, Jr.                        Director                                   January 12, 1994



NAME                                               CAPACITY                                   DATE
- --------------------------------------------------------------------------------------------------
/s/  Hanford F. Farrell, Jr.
     Hanford F. Farrell, Jr.                       Director                                   January 12, 1994

/s/  C. J. Lowrance, III
     C. J. Lowrance, III                           Director                                   January 12, 1994

/s/  R. Brad Martin
     R. Brad Martin                                Director                                   January 12, 1994

/s/  Jackson W. Moore
     Jackson W. Moore                              President and Director                     January 12, 1994

/s/  Stanley D. Overton
     Stanley D. Overton                            Director                                   January 12, 1994

/s/  C. Penn Owen, Jr.
     C. Penn Owen, Jr.                             Director                                   January 12_, 1994

/s/  V. Lane Rawlins
     V. Lane Rawlins                               Director                                   January 12, 1994

/s/  J. Armistead Smith
     J. Armistead Smith                            Vice Chairman and Director                 January 12, 1994

/s/  Leslie M. Stratton, III
     Leslie M. Stratton, III                       Director                                   January 12, 1994

/s/  Mike P. Sturdivant
     Mike P. Sturdivant                            Director                                   January 12, 1994

/s/  Richard A. Trippeer, Jr.
     Richard A. Trippeer, Jr.                      Director                                   January 12, 1994



